AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1999
                                           REGISTRATION STATEMENT NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 CYBEAR, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                        7375                    13-3936988
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                ---------------
                            EDWARD E. GOLDMAN, M.D.,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CYBEAR, INC.
                             5000 BLUE LAKE DRIVE
                                   SUITE 200
                           BOCA RATON, FLORIDA 33431
                                (561) 999-3500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                         COPIES OF COMMUNICATIONS TO:

           DALE S. BERGMAN, P.A.
          MICHAEL D. KARSCH, ESQ.                                         BRUCE E. MACDONOUGH, ESQ.
          BROAD AND CASSEL                                                 MICHAEL G. TAYLOR, ESQ.
      201 SOUTH BISCAYNE BOULEVARD                                         GREENBERG TRAURIG, P.A.
         MIAMI CENTER, SUITE 3000                                           1221 BRICKELL AVENUE
        MIAMI, FLORIDA 33131                                                MIAMI, FLORIDA 33131
        TELEPHONE: (305) 373-9400                                        TELEPHONE: (305) 579-0500
        TELECOPIER: (305) 373-9443                                      TELECOPIER: (305) 579-0717

                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                                 PROPOSED           PROPOSED
                                                AMOUNT            MAXIMUM           MAXIMUM
           TITLE OF EACH CLASS                   TO BE        OFFERING PRICE       AGGREGATE          AMOUNT OF
      OF SECURITIES TO BE REGISTERED          REGISTERED         PER UNIT        OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share   3,450,000 shares       $ 16.00           55,200,000(2)     $ 15,346.00
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").
(2) Includes up to 450,000 shares that may be purchased by the underwriters pursuant to exercise of their over-allotment option.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

 The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus                                 April 20, 1999
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                                 [CYBEAR LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------
Cybear, Inc. is offering 3,000,000 shares of common stock with this prospectus. This is a firm commitment underwriting.


The common stock has been listed for trading on the OTC Bulletin Board under the symbol "CYBR" since January 28, 1999. In connection with this offering, the common stock will be listed on the Nasdaq National Market under the symbol "CYBR." On April 19, 1999, the last reported sales price of the common stock on the OTC Bulletin Board was $27.00 per share.


Cybear expects that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.


INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                           PER SHARE         TOTAL
------------------------------------------------------
Price to the Public       $             $
------------------------------------------------------
Underwriting discount
------------------------------------------------------
Proceeds to Cybear
------------------------------------------------------

Cybear has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 450,000 additional shares from Cybear within 30 days following the date of this prospectus to cover over-allotments.


--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.


WARBURG DILLON READ LLC                                       CIBC WORLD MARKETS

                              GRUNTAL & CO., L.L.C.




                  The date of this Prospectus is      , 1999.

     Cybear uses the power of the Internet to create a virtual, online healthcare community.




                           [DESCRIPTION OF ARTWORK]


     Hub and spoke diagram of boxes with a circle superimposed on each, representing the inter-connectivity of Cybear's Solutions products, with the words "Solutions MD" and "physicians" within the center box and superimposed circle, respectively, and the word combinations "Solutions Hospital" and "Hospitals," "Solutions Net" and "Managed Care Organizations," "Solutions Rx" and "Pharmacy," "Solutions Net" and "Physician Organizations" and "The Family MD" and "Consumers" in the outer "spoke" boxes and superimposed circles, in counterclockwise order beginning at the top.



CYBEAR/registered trademark/, SOLUTIONS MD/trademark/, SOLUTIONS
NET/trademark/, SOLUTIONS RX/trademark/, SOLUTIONS HOSP/trademark/ AND THE FAMILY MDSM ARE OUR TRADEMARKS. THIS PROSPECTUS ALSO CONTAINS TRADEMARKS OF OTHER COMPANIES.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Forward-Looking Statements ...................     i
Prospectus Summary ...........................     1
Risk Factors .................................     4
Price Range of Our Common Stock ..............    16
Use of Proceeds ..............................    16
Dividend Policy ..............................    17
Capitalization ...............................    17
Dilution .....................................    18
Selected Consolidated Financial Data .........    19
Management's Discussion and Analysis of
Financial Condition and Results of
Operations ...................................   20
Business ....................................    28
Directors and Executive Officers ............    42
Certain Transactions ........................    46
Principal Stockholders ......................    48
Description of Capital Stock ................    48
Shares Eligible for Future Sale .............    50
Underwriting ................................    51
Legal Matters ...............................    53
Experts .....................................    53
Where You Can Find More Information .........    53
Index to Consolidated Financial
Statements ..................................    F-1

     As used in this prospectus, the terms "we," "us," "our," the "Company" and "Cybear" mean Cybear, Inc. (unless the context indicates a different meaning) and the term "common stock" means Cybear's common stock, $0.001 par value per share.


     Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.


     The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on
or about      , 1999 against payment in immediately available funds.


                          FORWARD-LOOKING STATEMENTS


     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, product development plans, strategies, expectations regarding competition and market acceptance of our products and the Internet as a secure and reliable communications and commerce medium, and possible effects of pending and future government regulation. Forward-looking statements typically are identified by use of terms like "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that Cybear's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including our limited operating history and substantial operating losses, availability of capital resources, ability to effectively compete, economic conditions, unanticipated difficulties in product development, ability to gain market acceptance and market share, ability to manage growth, reliance on short-term non-exclusive contracts, Internet security risks and uncertainty relating to the evolution of the Internet as a medium for commerce, dependence on third party content providers, dependence on our key personnel, ability to protect our intellectual property, Year 2000 problems and the impact of future government regulation on our business. You should also consider carefully the risks described in this prospectus or detailed from time to time in our filings with the Securities and Exchange Commission.

                              PROSPECTUS SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, AND YOU SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.


WHO WE ARE


     Cybear is an information technology company using the Internet and Internet-based applications to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, an Internet Service Provider system that provides information and Internet-based productivity applications to physicians, physician organizations, pharmacies and hospitals. In March 1999, Cybear introduced its first Solutions product, Solutions MD, a healthcare Internet portal site that provides a combination of healthcare content, productivity software applications tools, the entry point to a comprehensive communications network and ongoing access to further Solutions products and services. We have begun to market Solutions MD to physicians and numerous physician organizations throughout the United States. We have established strategic relationships with several leading physician organizations that collectively represent over 200,000 physicians. Our competitive advantages include extensive healthcare experience, an in-house sales force, a state-of-the-art Internet-based technology platform and extensive application development capabilities.


     We provide access to the Internet and our Solutions products through our own Internet Service Provider, which enables us to provide secure and reliable connectivity as well as various value-added services like web hosting and private intranets. We have designed our Solutions products using the platform-independent Java programming language, which will allow us to efficiently deliver, maintain and enhance our Solutions products from our own Network Operations Center.


     The continued penetration of managed care and the acceptance of capitated, risk-based contracts by physicians, physician networks and other healthcare providers has increased the demand for, and importance of, clinical and financial information, as well as the need to communicate this information efficiently among providers. Most sectors of the healthcare industry have failed to invest the resources necessary to upgrade their information systems to support these increased information requirements, resulting in wasted efforts, redundant tests and procedures and administrative inefficiencies that often adversely impact the quality of care.


     We believe the Internet provides a universal, cost-effective communications medium to deliver value-added business solutions for the healthcare industry. Our suite of Internet-based Solutions products is designed to take advantage of the Internet's potential to solve existing communication and information system shortcomings: Solutions MD for physicians, Solutions Net for physician organizations, Solutions Rx for pharmacies and Solutions Hosp for hospitals and multi-entity hospital organizations. Our Solutions products include a dedicated Internet Service Provider connection, useful content and software applications tailored to the needs of the particular user group. Our Solutions MD product includes a set of office, clinical practice and administrative tools which enable physicians to enhance their practices in various ways. The benefits include accessing pharmaceutical formulary lists from managed care organizations, obtaining physician referral authorizations, confirming patient eligibility online, analyzing profitability of managed care contracts, developing a practice web site and newsletter and ordering medical and office supplies online.

     To complement and promote our core Solutions products, we have established strategic relationships with selected distribution, content and technology partners. Our current strategic relationships include:


  DISTRIBUTION PARTNERS             CONTENT PARTNERS                     TECHNOLOGY PARTNERS
  /bullet/ The IPA Association of   /bullet/ Envoy Corporation           /bullet/ Sun Microsystems
           America                  /bullet/ Data Advantage Corp.        /bullet/ GTE
  /bullet/ International Oncology   /bullet/ Vistar Technologies         /bullet/ Microsoft Health Users Group
           Network                  /bullet/ MediMedia USA               /bullet/ Andover Group
  /bullet/ OMNA Practice            /bullet/ Medimetrix Group
           Management               /bullet/ MedPaper
  /bullet/ PhyMatrix Corporation    /bullet/ InfoSpace
  /bullet/ AON Risk Services of     /bullet/ Reuters Health Information
           Florida                  /bullet/ Moore Medical Supply

OUR BUSINESS STRATEGY


     Our strategy to become the leading Internet-based platform for connectivity among healthcare providers includes rapidly building our Solutions MD physician subscriber base, utilizing our physician subscriber base to market our other Solutions products to other industry participants, using our Internet Service Provider-related ability to provide connectivity to retain subscribers, building our Solutions brand recognition, and capitalizing on multiple revenue opportunities. To this end, we intend to use our strategic relationships to enhance our distribution, content and technology capabilities.


OUR RECENT MERGER


     We were incorporated in Delaware on February 5, 1997 and are in the developmental stage. On November 20, 1998, Cybear, Inc., a then 98% owned subsidiary of Andrx Corporation, merged with a wholly-owned subsidiary of 1997 Corp. Andrx Corporation is a publicly-held company that formulates and commercializes oral pharmaceuticals using proprietary drug delivery technologies and markets and delivers generic drugs manufactured by third parties. 1997 Corp. was a "blank check" company seeking a business combination with an operating entity. In the merger, 1997 Corp. changed its name to Cybear, Inc. We are currently 94% owned by Andrx Corporation.


     Our executive offices are located at 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431. Our telephone number is (561) 999-3500 and our web site address is www.cybear.com. Information contained on our web site is not part of this prospectus.

                                 THE OFFERING


Common stock offered by Cybear .........    3,000,000 shares

Common stock to be outstanding
  after the offering ...................   16,269,400 shares (1)

Use of Proceeds ........................   To fund product development, marketing and sales,
                                           additional infrastructure, operating losses, and for other general corporate purposes. See "Use of Proceeds."

Trading Symbol .........................   "CYBR"

----------------
(1) Excludes (a) 1,004,083 shares of common stock issuable upon the exercise of outstanding stock options at April 15, 1999, (b) 795,917 additional shares of common stock reserved for future issuance under our existing stock option plan and (c) the estimated 450,000 shares of common stock to be issued to Andrx Corporation upon completion of this offering in exchange for the contribution to Cybear's capital of certain amounts due to Andrx by Cybear. See "Certain Transactions."


                      SUMMARY CONSOLIDATED FINANCIAL DATA


     YOU SHOULD READ THE FOLLOWING SUMMARY HISTORICAL FINANCIAL DATA TOGETHER WITH THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SECTION LATER IN THIS PROSPECTUS AS WELL AS CYBEAR'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES ALSO CONTAINED LATER IN THIS PROSPECTUS.



                                                    FOR THE PERIOD
                                                         FROM
                                                   FEBRUARY 5, 1997
                                                    (INCEPTION) TO      FOR THE YEAR ENDED
                                                  DECEMBER 31, 1997     DECEMBER 31, 1998
STATEMENT OF OPERATIONS DATA:                    -------------------   -------------------
Revenues .....................................      $     95,927          $         --
Loss from operations .........................        (1,530,349)           (4,170,571)
Net loss .....................................        (1,558,569)           (2,481,012)
Basic and diluted net loss per share .........             (0.12)                (0.19)
Basic and diluted weighted average shares
  of common stock outstanding ................        12,768,303            13,030,999


                                                      DECEMBER 31, 1998
                                           ---------------------------------------
                                                ACTUAL           AS ADJUSTED(1)
BALANCE SHEET DATA:                        ----------------   --------------------
Working capital (deficit) ..............     $ (3,235,200)       $  40,359,527(2)
Total assets ...........................        3,331,951           44,581,951
Total liabilities ......................        3,799,568            1,454,841(2)
Shareholders' equity (deficit) .........     $   (467,617)       $  43,127,110(2)

----------------
(1) Adjusted to give effect to the sale of 3,000,000 shares of common stock offered by Cybear in this offering at an assumed public offering price of $15.00 per share, and the application of the net proceeds from the sale of the shares, after deducting the underwriting discount and estimated offering expenses payable by Cybear. See "Use of Proceeds."

(2) Includes an adjustment relating to the conversion of amounts due to Andrx Corporation as of December 31, 1998 into 156,315 shares of Cybear's common stock upon consummation of this offering based on the public offering price of the shares offered hereby and after the reimbursement from Andrx Corporation for net operating loss carryforwards used by Andrx Corporation. See "Certain Transactions."

                                 RISK FACTORS
--------------------------------------------------------------------------------
     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING FACTORS, WHICH COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES
DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.


WE HAVE A LIMITED OPERATING HISTORY AND ARE STILL IN THE DEVELOPMENT STAGE


     We were organized in February 1997 and are still in the development stage. Since our inception, we have been engaged primarily in product development activities. We introduced Solutions MD, our first product, in March 1999. We have not yet generated any significant revenues from this product or any other products. As a result, we have no relevant operating history for you to evaluate our performance and prospects. We will not generate any meaningful revenues until Solutions MD gains market acceptance by physicians and other participants in the healthcare industry. We expect our revenues to be generated primarily from subscriber fees and advertising, although our business model is still evolving and we are unable to predict the amount and timing of revenues.


     We face all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in establishing a new business and developing and commercializing new products. We have limited experience in developing and commercializing software and Internet-based products. We do not know the potential performance or market acceptance of Solutions MD or other products that we may introduce. It is possible that we will have unanticipated expenses, problems or technical difficulties that could cause material delays in product commercialization.


WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE


     We have incurred net losses and negative cash flow from operations since inception, and as of December 31, 1998 had an accumulated deficit of approximately $4.0 million. Our losses have increased in recent quarters as we have built our infrastructure. We intend to continue to invest heavily in the areas of product development, network operations, sales and marketing, customer support and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.


     For the foreseeable future, we expect to incur significant expenses for:


     /bullet/ licensing and content development;


     /bullet/ marketing to potential subscribers and advertisers;


     /bullet/ developing additional infrastructure;


     /bullet/ subscription subsidies and other promotional arrangements;


     /bullet/ subsidizing the installation of equipment for new subscribers; and


     /bullet/ funding operating expenses.


     We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.


NEED FOR ADDITIONAL CAPITAL


     We believe that the proceeds of this offering will be sufficient to meet our requirements for at least the next twelve months. However, if our revenues fall short of our projections or our expenses exceed our expectations, our business, financial condition and operating results would be materially adversely affected. We may then need to raise additional capital through public or private debt or equity financings to fund the deployment of our products or continue our business plan. We may not be able to raise additional capital when needed on terms favorable to us or at all.


NO GUARANTEE OF MARKET ACCEPTANCE OF SOLUTIONS PRODUCTS


     Our Solutions products provide web-based communications, information and administrative services for the healthcare industry. We cannot guarantee that physicians and other participants in the healthcare industry will accept our products, or even the Internet, as a replacement for traditional sources of these services. Market acceptance of our products will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications, information and administrative services for the healthcare industry.


     The acceptance of Solutions MD and other products by healthcare professionals will require acceptance of new methods of conducting business and exchanging information. Our future financial success will depend upon our ability to attract and retain subscribers and consumers and sell communications services, advertising and sponsorships on our ISP. If Solutions MD fails to achieve market acceptance, our business, financial condition and operating results would be materially adversely affected and it would damage our ability to successfully introduce our other Solutions products.


WE MUST ESTABLISH AND MAINTAIN THE SOLUTIONS MD BRAND


     In order to increase our subscriber and consumer bases and expand our online traffic, we must establish, maintain and strengthen the Solutions MD brand. For us to be successful in establishing our brand, healthcare professionals must perceive us as offering quality, cost-effective, communications, information and administrative services and medical suppliers, pharmaceutical companies and other vendors to the healthcare industry must perceive Solutions MD as being an effective marketing and sales channel for their products and services.


     We expect to substantially increase our marketing budget in order to generate brand recognition and build brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot increase our brand awareness. Further, our web site will be more attractive to healthcare advertisers if we have a large audience of subscribers with demographic characteristics desirable to advertisers. Therefore, we intend to introduce additional or enhanced services in the future in an effort to attract and retain subscribers. Our reputation and brand name could be adversely affected if we experience difficulties in introducing new services, if these services are not accepted by subscribers, if we are required to discontinue existing services or if our services do not function properly.


WE NEED TO CONTINUE PRODUCT DEVELOPMENT


     Solutions MD was introduced in March 1999 but still needs further development. Other Solutions products have not yet been introduced and are still under development. We have not yet completed the development or testing of certain system enhancements. We will have to commit considerable time, effort and resources to finalize the development and adapt our software to satisfy specific requirements of potential customers. Our product development efforts may not be successfully completed on a timely basis, or at all. We may not be able to successfully adapt our software to satisfy specific requirements of potential customers, and we cannot guarantee that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization. We also need to attract and retain personnel with the necessary skills required to continue product development.


     In addition, while we believe that our basic technology platform performs the principal functions for which it has been designed, we have only conducted limited tests of the initial components of our software in connection with preliminary market testing activities. Consequently, we cannot guarantee that this software will perform all of the functions for which it has been or will be designed or prove to be sufficiently reliable in widespread commercial use. Technologies as complex as those incorporated into our software may contain errors which become apparent subsequent to commercial use. Remedying such errors could delay our plans and cause us to incur substantial additional costs.


OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY


     As a result of our limited operating history and the emerging nature of the products and markets in which we expect to compete, our historical financial data is of limited value in planning future operating expenses. Accordingly, our planned expenses are based in part on our expectations concerning future revenues and are fixed to a large extent. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues.


     Further, our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:


     /bullet/ the number of ongoing paid subscribers to Solutions MD and their use of the site;

     /bullet/ our ability to timely release our connectivity products and their market acceptance;

     /bullet/ fees we may pay for distribution, service or content agreements and promotional arrangements or other costs we incur as we expand our operations;

     /bullet/ the timing and amount of advertising and sponsorship revenues;

     /bullet/ our ability to attract and retain personnel with the necessary strategic, technical and creative skills required to develop and service our customers;

     /bullet/ the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

     /bullet/ the introduction of new products or services by us or our competitors;

     /bullet/ pricing changes in the industry;

     /bullet/ technical difficulties in the use of the Internet;

     /bullet/ the level of traffic on our web site and the level of usage of the Internet generally;

     /bullet/ new government regulations that affect healthcare or the Internet;
              and

     /bullet/ general economic conditions.


     Due to all of these factors, in some future quarter our operating results may fall below market expectations. If this happens, the trading price of our common stock would likely decline, perhaps significantly.


WE FACE INTENSE COMPETITION


     Both the ISP market and the management applications market in which we intend to operate are extremely competitive. The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We compete, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:


     /bullet/ online services or web sites targeted to the healthcare industry generally and general purpose ISPs;

     /bullet/ publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish web sites;

     /bullet/ online medical information service companies;

     /bullet/ public sector and non-profit web sites that provide healthcare information without advertising or commercial sponsorships;

     /bullet/ physician office management information systems companies;

     /bullet/ vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

     /bullet/ web search and retrieval services and other high-traffic web sites.


     We expect competition in our market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:


     /bullet/ greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;

     /bullet/ longer operating histories;

     /bullet/ greater name recognition; and

     /bullet/ larger subscriber bases.


     To be competitive, we must use leading technologies, enhance our services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We believe that there are many web sites that provide much of the substantive information to be provided on Solutions MD, although none of these companies is believed to be an ISP offering all of the same content and management tools. We cannot guarantee that we will be successful in using new technologies effectively or adapting our web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully.


WE OPERATE IN AN EVOLVING MARKET THAT IS DEPENDENT ON THE INTERNET


     Our business depends on the growth of the Internet, which is uncertain. Internet usage in our business area is at a very early stage of development and is rapidly evolving. The adoption of the Internet for commerce, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. A market for our products and services may not develop and demand for our services may not emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve or sustain market acceptance, our business, results of operations and financial condition would be materially adversely affected.


     Internet usage may be inhibited by a number of reasons, such as:


     /bullet/ lack of appropriate infrastructure;

     /bullet/ security concerns;

     /bullet/ inconsistent quality of service; and

     /bullet/ lack of availability of cost-effective, high-speed service.


     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and performance, and reliability may decline. In addition, web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could be adversely affected.


DEPENDENCE ON ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM


     We expect to generate revenues from the sale of advertising on our web site. However, we have not earned any advertising revenue to date, and we may not be able to generate significant advertising revenues in the future. Our ability to generate advertising revenue will depend on, among other factors:


     /bullet/ the development of the Internet as an advertising medium;

     /bullet/ the amount of traffic, and the number of subscribers, on our web site; and

     /bullet/ our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers.

     Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. We may not be able to persuade advertisers to allocate or continue to allocate portions of their budgets to Internet-based advertising. If persuaded, we cannot guarantee that they will find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Internet-based advertising, and we cannot guarantee that such standards will develop sufficiently to support Internet-based advertising as a significant advertising medium.


     Advertisers will want accurate measures of demographics of our subscriber base. We will need to demonstrate to advertisers the demographics of our users so that we can set advertising rates. We are unable to predict our revenues from advertising until we have data on our subscribers and their use of Solutions MD.


     In addition, the widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements, attached to web pages could adversely affect the growth of the Internet as an advertising medium.


     If the Internet does not develop as an effective and measurable medium for advertising, our business, results of operations and financial condition would be materially adversely affected.

WE WILL RELY ON SHORT-TERM NON-EXCLUSIVE ADVERTISING CONTRACTS


     Our advertising revenue will be derived from short-term, non-exclusive contracts, which will not enable us to predict long-term advertising revenues. Our advertising customers could move their advertising to competing web sites or to other media quickly and without penalty, thereby increasing our exposure to competitive pressures. Our failure to achieve sufficient advertising revenue would have a material adverse effect on our business, results of operations and financial condition.


WE WILL HAVE TO PROTECT AGAINST INTERNET SECURITY RISKS


     To the extent that our activities involve the storage and transmission of proprietary information such as patient information and credit card numbers, security breaches could expose us to a risk of loss, litigation and possible liability. Our security measures may not prevent security breaches and the failure to prevent such security breaches may have a material adverse effect on our business, results of operations and financial condition.


     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of our security measures designed to protect customer transaction data. If any compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition.


     A party who is able to circumvent our security measures could misappropriate proprietary and confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the World Wide Web in particular, especially as a means of conducting commercial transactions.


WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET


     Due to the fact that materials may be downloaded from Solutions MD and may be subsequently distributed to others, there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Similar claims have been brought, sometimes successfully, against online services in the past.


     In addition, we could be subject to liability with respect to content that may be accessible through Solutions MD or third party web sites linked from Solutions MD. A recent federal law called the Digital Millennium Copyright Act may provide some protection in this regard. However, this law has not been tested or interpreted in courts to any significant degree and may not protect us in all situations.


     Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.


WE DEPEND ON OUR CONTENT PROVIDERS


     We rely on independent content providers for the majority of the clinical, educational and other general healthcare information that is provided through Solutions MD. We have entered into strategic relationships with several companies to obtain content for Solutions MD, and we intend to enter into additional relationships in the future. Our success depends significantly on our ability to maintain our existing relationships with these content providers and to build new relationships with other content providers. Our agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the availability of healthcare-related news and information which we can offer our subscribers and consumers and could have a material adverse effect on our business, financial condition and operating results. The providers could also increase the license fees for the services. Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, certain content that is similar or the same as ours. To the extent that content providers, including but not limited to our current providers, offer information to users or our competitors at a lower cost, our business, financial condition and operating results could be materially adversely affected.


     In addition, we depend on the abilities of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving healthcare industry trends. Failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction, could inhibit our ability to add subscribers and consumers and could dilute the Solutions MD brand name, each of which could have a material adverse effect on our business, financial condition and operating results.


WE MAY EXPERIENCE SYSTEM FAILURES


     The success of our business will depend on the capacity, reliability and security of our network infrastructure. We rely on third parties to provide portions of our network infrastructure. We have agreements with several providers and believe that additional network capacity is readily available from the major telecommunications companies. We have entered into agreements with multiple suppliers to best meet our needs. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing subscribers, strategic partners, advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of Solutions MD to them. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions.


     To succeed, we must be able to operate our web site 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through our service and content providers. To operate without interruption, our service and content providers must guard against:


     /bullet/ damage from fire, power loss and other natural disasters;

     /bullet/ communications failures;

     /bullet/ software and hardware errors, failures or crashes;

     /bullet/ security breaches, computer viruses and similar disruptive problems; and

     /bullet/ other potential interruptions.


     Solutions MD may be required to accommodate a high volume of traffic and deliver frequently updated information. Our subscribers may experience slower response times or system failures due to increased traffic on our site or for a variety of other reasons. We also depend on content providers to provide information and data feeds on a timely basis. Solutions MD could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any significant interruption in our operations could have a material adverse effect on our business, financial condition and operating results.

WE MAY NOT BE ABLE TO MANAGE GROWTH


     Our inability to manage continued growth effectively would have a material adverse effect on our business, financial condition and operating results. We have grown rapidly over the last year and intend to rapidly expand our management, product development, testing, network operations, marketing, sales and customer service personnel over the next year. This growth has and will continue to place a significant strain on our managerial, operational, financial and information systems resources. To accommodate our increasing size and manage growth, we must continue to implement and improve our operational, financial and information systems, and expand, train and manage our employee base. We may not be able to effectively manage expansion of our operations, and our facilities, systems, procedures or controls may not be adequate to support our operations.


WE DEPEND ON OUR EXECUTIVES AND KEY EMPLOYEES; WE NEED TO ATTRACT AND RETAIN KEY PERSONNEL


     Our performance is substantially dependent on the continued services and on the performance of our executive officers and key employees, many of whom have worked together for only a short period of time. Particularly in light of our relatively early stage of development, we are dependent on retaining and motivating highly qualified personnel, especially our senior management. The loss of the services of John Klein, our Chairman of the Board, Edward Goldman, M.D., our President and Chief Executive Officer, or other executive officers and key employees could have a material adverse effect on our business, results of operations or financial condition. We do not have "key person" life insurance policies on any of our executive officers or key employees.


     Our future success also depends on our ability to attract and retain highly qualified technical, sales, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.


WE MUST PROTECT OUR INTELLECTUAL PROPERTY


     We regard our copyrights, trademarks, trade secrets (including methodologies, practices and tools) and other intellectual property rights as critical to our success. To protect our rights in these various intellectual properties, we rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others.


     We have a federal service mark registration for "Cybear." We have also registered the domain names "Solutions MD.com" and "Cybear.com." We have also filed one patent application, although no patents have been issued, and may file additional applications if any of our inventions are patentable.


     We cannot guarantee that our actions to protect our proprietary rights will be adequate, that third parties will not infringe or misappropriate intellectual property, or that we will be able to detect unauthorized use and take appropriate steps to enforce our rights. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, we cannot guarantee that our domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of the Solutions MD brand and on our business, financial condition and operating results.


     In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, we cannot guarantee that other parties will not assert infringement claims against us.

     Litigation, whether to enforce or defend our intellectual property rights, would divert management resources, be expensive and may not effectively enable us to protect our intellectual property.


WE COULD BE SUBJECT TO SALES OR OTHER TAXES


     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results.


GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY IMPACT OUR BUSINESS


     We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. We currently are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses generally.


     However, in the future we could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could have a material adverse impact on our business and financial condition.


GOVERNMENT REGULATION OF HEALTHCARE


     The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and we cannot guarantee that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication that we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare communications business. Accordingly, our healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.


     Current laws and regulations which may affect the healthcare communications business include


     /bullet/ the regulation of confidential patient medical record information;

     /bullet/ laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies;

     /bullet/ regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease; and

     /bullet/ laws or regulations relating to the relationships between or among healthcare providers.


     There may also be future legislation and regulation in these areas, both at the state and federal level. We expect to conduct our healthcare communications business in substantial compliance with all material federal, state and local laws and regulations governing our operations.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION


     Investors participating in this offering will incur an immediate, substantial dilution of $12.40 in the net tangible book value per share of the common stock from the assumed public offering price of $15.00 per share.


ANDRX CORPORATION WILL MAINTAIN CONTROL AFTER THIS OFFERING

     Upon completion of this offering, Andrx Corporation will beneficially own approximately 77% of our outstanding common stock (assuming no exercise of the Underwriters' over-allotment option and excluding the estimated 450,000 shares to be issued to Andrx upon completion of the offering in connection with the conversion of amounts due to Andrx by Cybear). See "Certain Transactions." As a result, Andrx will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Three of our directors are executive officers of Andrx and another director is also a director and employee of Andrx. This control may have the effect of delaying or preventing a change in control. For more information, see "Management," "Principal Stockholders" and "Description of Capital Stock."


THERE HAS BEEN A LIMITED TRADING MARKET FOR OUR COMMON STOCK

     Since January 1999, our common stock has been quoted on the OTC Bulletin Board and there has been a limited public market for our common stock since only 269,400 shares are freely tradable. We cannot predict the extent to which investor interest in Cybear will lead to the development of a more extensive trading market or how liquid that trading market might become. The offering price for the shares will be determined by negotiation between us and the underwriters based upon several factors and may not be indicative of past or future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


OUR STOCK PRICE IS VOLATILE

     The trading price of our common stock could be subject to fluctuations in response to:

     /bullet/ quarterly variations in operating results;

     /bullet/ announcements of technological innovations or new services or products by us or our competitors;

     /bullet/ changes in financial estimates by securities analysts;

     /bullet/ the operating and stock price performance of other companies; and

     /bullet/ general economic conditions and other events or factors.

     The stock market has experienced volatility that has affected the market prices of equity securities of technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases in the trading prices of certain Internet companies following public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies and volatile prices of these securities. These fluctuations may materially affect the trading price of our common stock. Investors may not be able to sell their shares at or above the offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation could result in substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.


WE DO NOT PLAN TO DECLARE DIVIDENDS

     We have not paid any dividends on our common stock and we do not plan to pay any dividends in the foreseeable future. We plan to retain any earnings for the operation and expansion of our business. For more information, see "Dividend Policy."

WE WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock offered by us will be approximately $41.3 million, at an assumed public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds (a) to fund the development and deployment of Solutions MD, including promotion of the Solutions MD brand, funding of promotional arrangements, content development and licensing and expansion of our marketing and advertising sales efforts, (b) to fund operating losses, and
(c) for working capital and other general corporate purposes.


     We also intend to seek acquisitions that could provide additional service or content offerings or technologies. Consequently, our Board of Directors and management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, financial condition and operating results. For more information, see "Use of Proceeds."


ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS


     We may make acquisitions of or investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks:


     /bullet/ acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

     /bullet/ we may acquire companies in markets in which we have little experience;

     /bullet/ we may not be able to successfully integrate the services, products and personnel of any acquisition into our operations;

     /bullet/ we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions; and

     /bullet/ our acquisitions may not result in any return on our investment and we may lose our entire investment.


     We may not be able to effect our growth strategy if we are not able to consummate future acquisitions. If we need to acquire assets or technology, we may not be able to identify suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may not be able to consummate future acquisitions for other reasons such as the availability of capital. If we are unable to consummate future acquisitions, our business, financial condition and operating results could be adversely affected.


WE MAY HAVE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING


     Sales of substantial amounts of common stock in the public market following this offering, or the perception that such sales will occur, could have a material adverse effect on the market price of our common stock. After the completion of this offering, 16,269,400 shares of common stock will be outstanding, excluding an estimated 450,000 shares of common stock to be issued to Andrx Corporation upon completion of this offering in exchange for the contribution to Cybear's capital of certain amounts due to Andrx by Cybear. See "Certain Transactions." Only the 3,000,000 shares sold pursuant to this offering and 269,400 currently outstanding shares will be tradable in the public market without restriction.


     The remaining 13,000,000 shares of common stock to be outstanding after the offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.


     These shares will be eligible for resale in the public market, subject to compliance with certain volume, timing and other requirements of Rule 144 under the Securities Act, commencing in November 1999.


     Andrx and our officers and directors (holding an aggregate of 12,870,000 shares of common stock), have agreed not to offer, sell or contract to sell or otherwise dispose of any common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. In its sole discretion, and at any time without notice, Warburg Dillon Read LLC may release all or any portion of the shares subject to such lock-ups.



CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS


     Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For more information, see "Description of Capital Stock-Anti-takeover Effects of Our Certificate of Incorporation and Bylaws" and "- Anti-takeover Effects of Delaware Law."


WE MAY FACE YEAR 2000 PROBLEMS


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Our computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or a miscalculation, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     We have been gathering information from and have initiated communications with our providers to identify and, to the extent possible, resolve issues involving the Year 2000 problem. However, we have limited or no control over the actions of our providers. While we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or operating results.


     We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. We could suffer the following consequences:


     /bullet/ a significant number of operational inconveniences and inefficiencies for us, our service and content providers and our subscribers and consumers that may divert our time and attention and financial and human resources from our ordinary business activities; and

     /bullet/ a lesser number of serious system failures that may require significant efforts by us, our service and content providers or our subscribers and consumers to prevent or alleviate material business disruptions.


     We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or operating results. However, if all Year 2000 issues are not properly identified, or assessment, remediation and testing of those Year 2000 problems that are identified is not effected in a timely manner, there can be no assurance that the Year 2000 issue will not materially adversely impact Cybear's results of operations or adversely affect Cybear's relationships with customers, vendors, or others. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

                        PRICE RANGE OF OUR COMMON STOCK
--------------------------------------------------------------------------------
     Our common stock has been traded on the OTC Bulletin Board under the symbol "CYBR" since January 28, 1999. The opening trade price for the common stock was $3.25 on January 28, 1999. High and low closing sale prices for the common stock during the period from January 28, 1999 through April 19, 1999 ranged from $7.75 to $33.00 according to information obtained from the OTC Bulletin Board. On April 19, 1999, the last reported sales price was $27.00 per share. The quotations are over-the-counter quotations and, accordingly, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Because only 269,400 shares are freely tradable, there has been a limited public market for our common stock and the prices may not reflect the true value of our common stock.


                                USE OF PROCEEDS
--------------------------------------------------------------------------------
     Cybear estimates that the net proceeds from the sale of the shares of common stock it is offering will be approximately $41.3 million. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares sold by Cybear will be approximately $47.5 million. "Net proceeds" is what Cybear expects to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, Cybear is assuming that the public offering price will be $15.00 per share.


     Cybear intends to use the net proceeds of the offering:


     /bullet/ for further development of Solutions MD and other Solutions products;

     /bullet/ for marketing, sales and advertising for Solutions MD and other
              Solutions products;

     /bullet/ to build additional infrastructure; and

     /bullet/ to fund operating losses.


     Cybear will use the balance of the net proceeds for general corporate purposes, including working capital.


     Cybear reserves the right to vary the use of proceeds among the categories listed above because Cybear's ability to use the proceeds is dependent on a number of factors, including the degree of market acceptance of our products, unexpected expenditures in further product development, marketing of our products, acquiring additional content and maintaining or upgrading our systems, the effects of competition and the impact of future government regulation.


     Until Cybear uses the net proceeds of the offering, Cybear will invest the funds in investment grade, interest-bearing securities.


     From time to time, Cybear also expects to evaluate possible acquisitions of or investments in businesses and technologies that are complementary to its business and technologies, and may use net proceeds from the offering for such purposes. While Cybear from time to time considers potential investments or acquisitions, Cybear has no firm plans, commitments or agreements with respect to any such investments or acquisitions.

                                DIVIDEND POLICY
--------------------------------------------------------------------------------
     Cybear has never paid cash dividends on its capital stock. Cybear anticipates that it will retain earnings to support operations and to finance the growth and development of its business. Therefore, Cybear does not intend to pay cash dividends in the foreseeable future.



                                 CAPITALIZATION
--------------------------------------------------------------------------------
     The following table shows:



     /bullet/ The capitalization of Cybear on December 31, 1998; and

     /bullet/ The capitalization of Cybear on December 31, 1998, assuming the completion of the offering at an assumed public offering price of $15.00 per share and the conversion of the amounts due to Andrx Corporation into shares of common stock at the assumed public offering price of $15.00 per share. See "Certain Transactions."


                                                                             DECEMBER 31, 1998
                                                                     ---------------------------------
                                                                          ACTUAL         AS ADJUSTED
                                                                     ---------------   ---------------
Due to Andrx Corporation(1) ......................................    $  2,344,727      $         --
                                                                      ------------      ------------
Stockholders' equity:
 Preferred stock, $0.01 par value, 2,000,000 shares authorized, no
   shares issued and outstanding .................................              --                --
 Common stock, $0.001 par value, 25,000,000 shares authorized;
   13,269,400 shares issued and outstanding, and 16,425,715 shares
   issued and outstanding, as adjusted(1) ........................          13,269            16,425
 Additional paid-in capital(1) ...................................       3,558,695        47,150,266
 Deficit accumulated during development stage ....................      (4,039,581)       (4,039,581)
                                                                      ------------      ------------
Total stockholders' equity (deficit) .............................        (467,617)       43,127,110
                                                                      ------------      ------------
Total capitalization .............................................    $  1,877,110      $ 43,127,110
                                                                      ============      ============

----------------
(1) At the closing of this offering, the then outstanding amounts due to Andrx Corporation will be converted into an estimated 450,000 (156,315 shares as of December 31, 1998) shares of common stock at the public offering price after reimbursement from Andrx Corporation for net operating loss carryforwards to be used by Andrx Corporation in 1999. See "Certain Transactions."

                                   DILUTION
--------------------------------------------------------------------------------
     Cybear's net tangible book value on December 31, 1998 was approximately $(825,617), or $(0.06) per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding before the offering.


     After giving effect to certain adjustments relating to the offering, Cybear's pro forma net tangible book value on December 31, 1998 would have been approximately $42.8 million, or $2.60 per share. The adjustments made to determine pro forma net tangible book value per share are the following:


     /bullet/ An increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price will be $15.00 per share).

     /bullet/ The addition of the number of shares offered by this prospectus to the number of shares outstanding.

     /bullet/ The conversion of the amounts due to Andrx Corporation into shares of common stock at the public offering price at the closing of this offering. See "Certain Transactions."


     The following table illustrates the pro forma increase in net tangible book value of $2.66 per share and the dilution (the difference between the offering price per share and the net tangible book value per share) to new investors:



Assumed public offering price per share .......................................                  $  15.00
Net tangible book value per share as of December 31, 1998 .....................     $ (0.06)
Increase in net tangible book value per share attributable to the offering ....        2.51
Increase in net tangible book value per share attributable to the conversion of
  the amounts due to Andrx Corporation ........................................        0.15
                                                                                    -------
Pro forma net tangible book value per share as of December 31, 1998, giving effect to the offering and the conversion of the amounts due to Andrx
  Corporation, after reimbursement from Andrx for net operating loss
  carryforwards ...............................................................                      2.60
                                                                                                 --------
Dilution per share to new investors in the offering ...........................                  $  12.40
                                                                                                 ========

     The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from Cybear, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $15.00 per share.



                                         SHARES PURCHASED             TOTAL CONSIDERATION
                                  ------------------------------   --------------------------    AVERAGE PRICE
                                        NUMBER          PERCENT        AMOUNT        PERCENT       PER SHARE
                                  ------------------   ---------   --------------   ---------   --------------
Existing stockholders .........         13,269,400(1)     81.6%     $   530,000         1.2%       $  0.04
New investors .................          3,000,000        18.4%     $45,000,000        98.8%       $ 15.00
                                   ---------------       -----      -----------       -----
  Total .......................         16,269,400       100.0%     $45,530,000       100.0%       $  2.80
                                   ===============       =====      ===========       =====

----------------
(1) Does not include an estimated 450,000 shares of common stock to be issued to Andrx Corporation in exchange for the conversion to capital of the amounts due to Andrx, after reimbursement from Andrx for net operating loss carryforwards.


     As of April 15, 1999, there are 1,004,083 outstanding options to purchase common stock, with exercise prices ranging from $1.00 to $3.00, that, if exercised, would result in additional dilution.

                     SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------
     This section presents selected historical financial data of Cybear. You should read this selected data with the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section later in this prospectus as well as Cybear's consolidated financial statements and related notes contained later in this prospectus. The selected data in this section is not intended to replace the financial statements.


     Cybear derived the statement of operations data and balance sheet data from the audited consolidated financial statements in this prospectus. Those consolidated financial statements were audited by Arthur Andersen LLP, independent certified public accountants.



                                                        FOR THE PERIOD FROM                            CUMULATIVE FROM
                                                          FEBRUARY 5, 1997                             FEBRUARY 5, 1997
                                                           (INCEPTION) TO       FOR THE YEAR ENDED      (INCEPTION) TO
                                                            DECEMBER 31,           DECEMBER 31,          DECEMBER 31,
                                                                1997                   1998                  1998
STATEMENT OF OPERATIONS DATA:                          ---------------------   --------------------   -----------------
Revenues .............................................     $     95,927            $         --         $     95,927
Operating expenses: ..................................
 Software development expenses .......................          945,497               1,621,422            2,566,919
 General and administrative expenses .................          680,779               2,264,252            2,945,031
 Write-off of software license .......................               --                 159,897              159,897
 Litigation settlement charge ........................               --                 125,000              125,000
                                                           ------------            ------------         ------------
Total operating expenses .............................        1,626,276               4,170,571            5,796,847
Loss from operations .................................       (1,530,349)             (4,170,571)          (5,700,920)
Interest expense on due to Andrx Corporation .........          (28,220)               (210,441)            (238,661)
Income tax benefit ...................................               --               1,900,000            1,900,000
                                                           ------------            ------------         ------------
Net loss .............................................     $ (1,558,569)           $ (2,481,012)        $ (4,039,581)
                                                           ============            ============         ============
Basic and diluted net loss per share .................     $      (0.12)           $      (0.19)        $      (0.31)
                                                           ============            ============         ============
Basic and diluted weighted average shares of
 common stock outstanding ............................       12,768,303              13,030,999           12,906,266


                                      DECEMBER 31,       DECEMBER 31,
                                          1997               1998
BALANCE SHEET DATA:                 ----------------   ----------------
Working capital deficit .........     $ (1,378,412)      $ (3,235,200)
Total assets ....................          395,456          3,331,951
Total liabilities ...............        1,410,119          3,799,568
Shareholders' deficit ...........     $ (1,014,663)      $   (467,617)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
     THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE
RISKS AND UNCERTAINTIES. CYBEAR'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE STATED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION ALSO SHOULD BE READ TOGETHER WITH CYBEAR'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED LATER IN THIS PROSPECTUS.


INTRODUCTION


     Cybear, a Delaware corporation in the development stage, was incorporated on February 5, 1997. Cybear is an information technology company using the Internet and Internet-based applications designed to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, an Internet Service Provider system that provides information and Internet-based productivity applications to physicians, physician organizations, pharmacies and hospitals. In March 1999, Cybear introduced its first Solutions product, Solutions MD, which addresses the communications and operational needs of physicians. Cybear's other Solutions products, derived from Solutions MD, will provide Internet-based productivity software applications and communication networks for other constituents of the healthcare community. From February 5, 1997 (inception) through December 31, 1998, Cybear's principal activities have consisted of developing its products, establishing its administrative, selling and marketing, network operations and customer support infrastructure and providing software development services to Andrx.


     RECENT MERGER. On November 20, 1998, Cybear, Inc., a Florida corporation, merged with 1997 Corp. pursuant to a Merger Agreement and Plan of Reorganization dated July 15, 1998. 1997 Corp. was a "blank check" company that had a registration statement on file with the Securities and Exchange Commission to seek a business combination with an operating entity. Upon consummation of the merger, Cybear, Inc. became a wholly-owned subsidiary of 1997 Corp. 1997 Corp. changed its name to Cybear, Inc. and remains the continuing registrant for SEC reporting purposes. The merger was intended to be a tax-free reorganization for federal income tax purposes and was treated as a recapitalization of Cybear, Inc. (the Florida corporation that merged into 1997 Corp.) for accounting and financial reporting purposes.


     The result of the merger was that the holders of Cybear, Inc.'s (the Florida corporation) common stock prior to the merger own 13,000,000 shares or approximately 98% of Cybear's common stock and the 1997 Corp.'s original shareholders own 269,400 shares or approximately 2% of Cybear's common stock. See Note 1 of the Notes to the Consolidated Financial Statements.


     RELATIONSHIP WITH ANDRX CORPORATION. As of December 31, 1998, Cybear was 95% owned by Andrx Corporation ("Andrx") and has been funded primarily through Andrx. In September 1998, Andrx and Cybear entered into a Credit Agreement with respect to Andrx's funding obligations to Cybear. The Credit Agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4.0 million on its own (whether through debt or equity) or 12 months from the consummation of the above-described merger, whichever occurs first, and that Andrx will make at least $3.0 million available to Cybear on Cybear's demand. Interest accrues on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2%. Cybear recorded $28,220 in interest expense on the balance due to Andrx for the period from February 5, 1997 (inception) to December 31, 1997 and $210,441 for the year ended December 31, 1998.


     Cybear and Andrx have a corporate services agreement whereby Andrx provides Cybear with various services such as executive management, accounting and finance, legal, payroll and human resources. For the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, Cybear incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $110,000 for the period from February 5, 1997 (inception) to December 31, 1997 and $120,000 for the year ended December 31, 1998.


     Cybear and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to Cybear at the approximate amounts that would have been computed as if Cybear and Andrx had filed separate income tax returns. Cybear recorded a tax benefit of $1.9 million for the year ended December 31, 1998, reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.


     PRODUCTS AND SOURCES OF REVENUE. Cybear introduced Solutions MD to the healthcare community in March 1999. With respect to Solutions MD, Cybear anticipates that its revenues will initially consist of recurring revenues from product subscriptions. Cybear intends to sell Solutions MD to subscribers on an individual monthly subscription basis with the monthly subscription fee for the basic product package initially set at $24.95 per user. A premium package with more applications is expected to be released in the second half of 1999 at a monthly subscription fee of $34.99. Cybear may consider giving subscription discounts for paid-in-advance contracts. Subscribers will also be able to purchase additional services for additional fees. Advance billings and collections relating to future product usage will be recorded as deferred revenue and recognized when revenue is earned. If Cybear is successful in building its subscriber base, brand recognition and increasing traffic on its web site, Cybear expects to generate additional revenues through advertising and sponsorships on its Solutions products.


     Advertising revenues will be derived principally from short-term contracts in which Cybear will guarantee a minimum number of page impressions to be delivered to subscribers over a specified period of time for a fixed fee. Sponsorship revenues will be derived principally from contracts that have typically longer terms than standard advertising contracts and will involve more integration with Cybear's services such as the placement of logos on the home page or other sections of Cybear's applications. Revenues on advertising and sponsorship contracts will be recognized ratably in the period in which the advertisement is displayed, provided that no significant Cybear obligations remain, at the lesser of the ratio of impressions delivered over the total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, Cybear will defer recognition of the corresponding revenues until the guaranteed impressions are achieved.


     With respect to its management applications products, Cybear plans to build a customer base consisting of physician organizations, pharmacies and hospitals and anticipates that its primary source of revenues derived from such management applications products will be in the form of transaction fees. Cybear will recognize revenue when services are provided.


     Cybear's strategy is to rapidly develop a broad customer base and a source of revenue by marketing Solutions MD and its other Solutions products once introduced, which are intended to provide a one-stop location on the Internet for the healthcare community to locate relevant news, healthcare-related information and customizable features unique to each user. Cybear's launched product, Solutions MD, will provide a base for the marketing of Cybear's other Solutions products to the healthcare industry.


     Over the next year, Cybear intends to build on its Solutions MD by introducing further products such as Solutions Net, Solutions Rx and Solutions Hosp that are targeted to other areas of the healthcare community such as pharmacists, independent practice associations and hospitals. These products will have many of the same features as Solutions MD with certain different applications and services tailored to the target market.


     Cybear has incurred net operating losses and negative cash flows from operating activities since its inception. As of December 31, 1998, Cybear had an accumulated deficit of $4.0 million. In addition,

Cybear intends to continue to invest heavily in product development and marketing. As a result, Cybear expects to continue to incur substantial operating losses for the foreseeable future, and may not achieve or sustain profitability.


     In addition, Cybear may offer promotional packages to subscribers at subsidized prices. These arrangements may require Cybear to incur significant expenses, and Cybear cannot guarantee that it will generate sufficient revenues to offset these expenses. Cybear cannot be certain that it can achieve sufficient revenues in relation to its expenses to ever become profitable. If Cybear does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.


     If Cybear's revenues fall short of its projections, its business, financial condition and operating results would be materially adversely affected. Cybear may also need to raise additional capital through public or private debt or equity financings to fund the deployment of its Solutions products. However, Cybear may not be able to raise additional capital on favorable terms or at all.


     Cybear's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside its control. These factors include: the number of subscribers to Solutions MD and their use of the site, our ability to timely release our products and their market acceptance, fees Cybear may pay for distribution, service or content agreements and promotional arrangements or other costs Cybear may incur as it expands its operations, the timing and amount of advertising and sponsorship revenues, Cybear's ability to attract and retain personnel with the necessary strategic, technical and creative skills required to develop and service its customers, the amount and timing of capital expenditures and other costs relating to the expansion of Cybear's operations, the introduction of new products or services by Cybear or its competitors, pricing changes in the industry, technical difficulties in the use of the Internet or Cybear's web site, the level of traffic on Cybear's web site and the level of usage of the Internet generally, future government regulations that may affect healthcare or the Internet and general economic conditions.


     Due to all of these factors, in some future quarter Cybear's operating results may fall below market expectations. If this happens, the trading price of Cybear's common stock would likely decline, perhaps significantly.


     As a result of Cybear's limited operating history and the emerging nature of the products and markets in which it competes, Cybear's historical financial data are of limited value in planning future operating expenses. Accordingly, Cybear's planned expenses are based in part on its expectations concerning future revenues and are fixed to a large extent. Cybear expects its expenses to increase significantly in the future as it continues to incur significant network operations, operations support, sales and marketing, product development and administrative expenses. Cybear's success depends on its ability to increase its revenues to offset its expenses. Cybear cannot guarantee that it will be able to generate sufficient revenues to offset its expenses or that it will be able to achieve profitability. If its revenues fall short of its projections, Cybear's business, financial condition and operating results could be materially and adversely affected.


RESULTS OF OPERATIONS


FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998


     Revenues were $95,927 for the period from February 5, 1997 (inception) to December 31, 1997 and consisted of software development services rendered to Andrx. Cybear had no revenues for the year ended December 31, 1998 as it is in the development stage.


     Software development costs were $945,497 for the period from February 5, 1997 (inception) to December 31, 1997 compared to approximately $1.6 million for the year ended December 31, 1998.

Software development costs include outside consultant fees, payroll, benefits and housing expenses of employees involved in the creation, design and development of Cybear's products. Also included in the period from February 5, 1997 (inception) to December 31, 1997 are the costs of providing software development services to Andrx. The increase in the software development costs for the year ended December 31, 1998 reflects the progress and expansion of Cybear's development activities.


     General and administrative expenses were $680,779 for the period from February 5, 1997 (inception) to December 31, 1997 compared to approximately $2.3 million for the year ended December 31, 1998. General and administrative expenses include costs incurred in the areas of sales and marketing, network operations and maintenance, administration, and customer support. The increase in general and administrative expenses for the year ended December 31, 1998 relates to the establishment of the administrative, selling and marketing and customer support infrastructure and the establishment of a network operations center.


     In the year ended December 31, 1998, Cybear recorded $159,897 to write off the unamortized portion of a software license obtained from a third party in 1997. The software was to be used as a means to handle certain types of electronic data interchange ("EDI") messages in Cybear's Internet-based management applications. In the fourth quarter of 1998, new EDI standards were approved for use in the medical systems community in the U.S. and are now released as open standards to the development community. Cybear has now adopted these new standards to be compatible with the industry standards and has integrated them into its software development process. This has rendered obsolete the software licensed by Cybear.


     In the year ended December 31, 1998, Cybear recorded a settlement charge of $125,000 in connection with a legal settlement reached with Medix and Cymedix to settle all previously outstanding legal disputes between the companies.


     Interest expense was $28,220 in the period from February 5, 1997 (inception) to December 31, 1997. Interest expense was $210,441 for the year ended December 31, 1998. Interest expense represents interest on advances from Andrx under the Credit Agreement between the two companies to fund Cybear's operations. At December 31, 1998, such net advances including interest amounted to approximately $5.4 million and bear interest at prime (7.75% at December 31, 1998) plus 1/2%.


     Cybear's taxable results are included in the consolidated income tax return of Andrx. Cybear's taxable results will be included in the consolidated income tax return of Andrx as long as Andrx owns at least 80% of the common stock of Cybear. Cybear and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to Cybear at the approximate amounts that would have been computed as if Cybear had filed separate income tax returns. Cybear recorded a tax benefit of approximately $1.9 million for the year ended December 31, 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement. As of December 31, 1998, Cybear has a net operating loss carryforward in the amount of approximately $800,000 which is available to offset future earnings. Under the provisions of SFAS No. 109, Cybear has provided a valuation allowance to reserve against 100% of its deferred tax asset given Cybear's history of net losses.

     The following table sets forth the unaudited selected quarterly data for the year ended December 31, 1998:


                                                                     FISCAL 1998 QUARTER ENDED
                                                 ------------------------------------------------------------------
                                                    MARCH 31        JUNE 30        SEPTEMBER 30       DECEMBER 31
                                                 -------------   -------------   ----------------   ---------------
Revenue ......................................   $       --      $       --        $         --      $         --
Operating expenses:
 Software development ........................      305,793         449,812             413,721           452,096
 General and administrative ..................      224,681         350,771             577,623         1,111,177
 Write-off of software license ...............           --              --                  --           159,897
 Litigation settlement charge ................           --              --                  --           125,000
                                                 ----------      ----------        ------------      ------------
Total operating expenses .....................      530,474         800,583             991,344         1,848,170
                                                 ----------      ----------        ------------      ------------
Loss from operations .........................     (530,474)       (800,583)           (991,344)       (1,848,170)
Interest expense on due to Andrx
  Corporation ................................      (32,102)        (47,547)            (65,610)          (65,182)
                                                 ----------      ----------        ------------      ------------
Loss before income taxes .....................     (562,576)       (848,130)         (1,056,954)       (1,913,352)
Income tax benefit ...........................           --              --                  --         1,900,000
                                                 ----------      ----------        ------------      ------------
Net loss .....................................   $ (562,576)     $ (848,130)       $ (1,056,954)     $    (13,352)
                                                 ==========      ==========        ============      ============
Basic and diluted net loss per share .........   $    (0.04)     $    (0.07)       $      (0.08)     $       0.00
                                                 ==========      ==========        ============      ============
Basic and diluted weighted average shares of
  common stock outstanding ...................   13,000,000      13,000,000          13,000,000        13,122,987

LIQUIDITY AND CAPITAL RESOURCES


     From February 5, 1997 (inception) through December 31, 1998, Cybear incurred a net loss of approximately $4.0 million and has been dependent upon funding from Andrx. As of December 31, 1998, Cybear owed Andrx approximately $2.3 million. As of December 31, 1998, Cybear had $3,983 in cash and a working capital deficit of approximately $3.2 million.


     Net cash used in operating activities was approximately $1.4 million for both the period from February 5, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998. Net cash used in operating activities was primarily attributable to Cybear's loss from operations offset by accounts payable and accrued liabilities.


     Net cash used in investing activities for the period from February 5, 1997 (inception) through December 31, 1997 was $400,535 compared to approximately $2.7 million for the year ended December 31, 1998. For the period from February 5, 1997 (inception) through December 31, 1997, Cybear invested $240,535 in capital expenditures consisting mainly of computer hardware and software used in the development of its products. In addition, Cybear entered into an agreement with a third party to license the use of the third party's software for an unlimited period of time. Cybear purchased this license for $160,000. In 1998, Cybear wrote-off the unamortized portion of this software license as noted above. In 1998, Cybear invested approximately $2.3 million in capital expenditures consisting mainly of computer hardware and software used in the establishment of its network operations center and the development of its products, and leasehold improvements to the rented space housing its corporate headquarters and network operations center. Cybear also capitalized $358,000 in software development costs associated with the development of Solutions MD.


     Net cash provided by financing activities for the period from February 5, 1997 (inception) through December 31, 1997 was approximately $1.8 million compared to approximately $4.1 million for the year ended December 31, 1998. For the period from February 5, 1997 (inception) to December 31, 1997, net cash provided by financing activities consisted of proceeds from issuance of shares of Cybear's stock and funding from Andrx. In February 1997, Cybear issued 12,870,000 shares of common stock to Andrx for an aggregate amount of $500,000 and 130,000 shares of convertible preferred stock to a third party for a promissory note of $30,000. The promissory note was paid in full and the preferred stock was converted into 130,000 shares of common stock. In addition, Cybear received advances of approximately $1.3 million from Andrx to fund its operations. In 1998, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations and the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement. The advances bear interest at prime (7.75% at December 31, 1998) plus 1/2%. On November 20, 1998, upon consummation of the merger with 1997 Corp., the then outstanding "Due to Andrx" of approximately $3.0 million was converted into additional paid-in capital to Cybear.


     In September 1998, Andrx and Cybear entered into a Credit Agreement with respect to Andrx's funding obligations to Cybear. The Credit Agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4.0 million on its own (whether through debt or equity) or 12 months from the consummation of the above-described merger, whichever occurs first, and that Andrx will make at least $3.0 million available to Cybear on Cybear's demand. Interest accrues on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2%.


     In the year ended December 31, 1998, Cybear recorded a settlement charge of $125,000 in connection with a legal settlement reached with Medix and Cymedix to resolve all previously outstanding legal disputes between the companies. The disputes involved allegations of misappropriation by Cybear, Andrx and certain of their respective officers, directors and employees of medical software and Internet communications technology allegedly owned by Cymedix, and Cybear's claims for defamation against Cymedix and Medix relating to such allegations.


     From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any other legal proceeding or aware of any other claim, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.


     Cybear anticipates that its cash requirements will continue to increase as it continues to expend substantial resources to build its infrastructure, develop its products and establish its sales and marketing, network operations, customer support and administrative organizations. Andrx is committed to the required funding of Cybear's operations until Cybear is able to raise capital from third parties or the next twelve months. From February 5, 1997 (inception) through December 31, 1998, Cybear has been dependent upon funding from Andrx. As of December 31, 1998, Cybear owed Andrx approximately $2.3 million. Cybear currently anticipates that its available cash resources and available funding from Andrx will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. Based on Andrx's most recent financial statements, Cybear believes that Andrx currently has the resources to fund Cybear's cash requirements for at least the next 12 months.


YEAR 2000


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Cybear's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or a miscalculation, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     Based upon its identification and assessment efforts to date, Cybear believes that certain of the computer equipment and software it currently uses will require replacement or modification. In the ordinary course of replacing computer equipment and software, Cybear will attempt to obtain replacements that are Year 2000 compliant. Utilizing both internal and external resources to identify and assess needed Year 2000 remediation, Cybear began its Year 2000 identification, assessment, remediation and testing efforts in the fourth quarter 1998 and expects to complete such activities by third quarter 1999 and that such efforts will be completed prior to any currently anticipated impact on its computer equipment and software. Cybear estimates that as of March 15, 1999, it had completed approximately 40% of the initiatives that it believes will be necessary to fully address potential Year 2000 issues relating to its computer equipment and software. The projects comprising the remaining 60% of the initiatives are in process and expected to be completed on or about the third quarter 1999.


     Cybear has also mailed letters to its significant vendors and service providers to determine the extent to which interfaces with such entities are vulnerable to Year 2000 issues and whether the products and services purchased from or by such entities are Year 2000 compliant. As of March 15, 1999, Cybear had received responses on Internet documentation from approximately 92% of such third parties, and 93% of the companies that have responded have provided written assurance that they are Year 2000 compliant, with the remaining 7% expecting to address all their significant Year 2000 issues on a timely basis. A follow-up mailing to significant vendors and service providers that did not initially respond, or whose responses were deemed unsatisfactory by Cybear, was conducted in March 1999.


     Cybear believes that the cost of its Year 2000 identification, assessment, remediation and testing efforts, as well as currently anticipated costs to be incurred by Cybear with respect to Year 2000 issues of third parties, will not exceed $500,000 and will be funded from current existing financial resources. As of March 15, 1999, Cybear had incurred costs of approximately $100,000 related to its Year 2000 identification, assessment, remediation and testing efforts. These costs were for planning, analysis, repair or replacement of existing software, upgrades of existing software, or evaluation of information received from significant vendors, service providers, or customers. Other non-Year 2000 efforts have not been and are not expected to be materially delayed.


     Cybear has not yet completed comprehensive analysis of the operational problems and costs (including loss of revenues) that would be reasonably likely to result from the failure by Cybear and certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. A contingency plan for dealing with the most reasonably likely worst case scenario is under development and should be completed by December 31, 1999.


     The costs of Cybear's Year 2000 identification, assessment, remediation and testing efforts and the dates on which Cybear believes it will complete such efforts are based upon management's best estimates, which were derived using numerous assumptions regarding future events, including the continued availability of certain resources, third-party remediation plans, and other factors. Cybear cannot assure you that these estimates will prove to be accurate, and actual results could differ materially from those currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the availability and cost of personnel trained in Year 2000 issues, the ability to identify, assess, remediate and test all relevant computer codes and embedded technology and other similar uncertainties. In addition, variability of definitions of "compliance with Year 2000" and the variety of different products and services and combinations thereof sold by Cybear may lead to claims relating to Year 2000 compliance whose impact on Cybear is not currently estimable. Cybear cannot provide assurance that the aggregate cost of defending and resolving such claims, if any, will not materially adversely affect Cybear's results of operations.


NEW ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Cybear has adopted the provisions of SFAS No. 130 beginning January 1, 1998, as required. Cybear's comprehensive losses and net losses are the same for all periods presented.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Cybear has adopted the provisions of SFAS No. 131 for the year ending December 31, 1998 as required. Currently, Cybear does not believe it has any separately reportable business segments or other disclosure information required by the Statement.


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.


     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the provision of SFAS No. 133 as of the beginning of any fiscal quarter June 16, 1998 and thereafter. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at Cybear's election, before January 1, 1998).


     Cybear has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing or method of its adoption of SFAS No. 133.

                                   BUSINESS
--------------------------------------------------------------------------------
OVERVIEW



     Cybear is an information technology company using the Internet and Internet-based applications to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, an Internet Service Provider ("ISP") system that provides information and Internet-based productivity applications to physicians, physician organizations, pharmacies and hospitals.


     In March 1999, Cybear introduced its first Solutions product, Solutions MD, which is designed to address the communications and operational needs of the estimated 650,000 physicians in the United States. Cybear's other Solutions products, derived from Solutions MD, will provide Internet-based productivity software applications and communication networks for other constituents of the healthcare industry. Solutions MD is a healthcare Internet portal site that provides a combination of healthcare content, productivity software applications tools, the entry point to a comprehensive communications network and ongoing access to further Solutions products and services. We have begun to market our first product, Solutions MD, to physicians and numerous physician organizations throughout the United States. We have established strategic relationships with several leading physician organizations that collectively represent over 200,000 physicians.


     We believe the Internet provides a universal, cost-effective communications medium to deliver value-added business solutions for the healthcare industry. Cybear intends to sell Solutions MD on a monthly subscription basis at an affordable and competitive price. Our suite of Internet-based Solutions products is designed to take advantage of the Internet's full potential to solve existing communications and information system shortcomings: Solutions MD for physicians, Solutions Net for physician organizations, Solutions Rx for pharmacies and Solutions Hosp for hospitals and multi-entity hospital organizations. These complementary products will contain applications, content and connectivity features that the specialized users of these products will find useful. Our ability to create private communications networks is an important improvement over the paper and fax communications typically used by physicians and their staffs and other healthcare providers. We believe that our Solutions products will provide the structured communications and information necessary to improve the administrative efficiency and patient care and better meet the information demands of managed care and other reimbursement systems.


     In addition to our subscribers, we believe advertisers will be attracted to our site because of our ability to target physicians by specialty, interact with them electronically and allow them to order pharmaceutical samples and other products over a secure network.


HEALTHCARE COMMUNICATIONS AND INFORMATION TECHNOLOGY ISSUES


     Participants in the healthcare industry are highly dependent upon information. Information is generated by multiple sources, must be acted on at various times by a variety of participants and forms the basis of quality care and adequate reimbursement for services. With both the continued penetration of managed care and reductions in government reimbursement, the need for accurate, rapid and interactive information continues to increase. At the same time, the acceptance of capitated, risk-based contracts by healthcare providers has created increased demands for real-time clinical and administrative information among network providers.


     Management believes that, notwithstanding the recognized need for improved business-to-business communication, the healthcare industry has, to date, underinvested in information technology. Instead, the exchange of complex information currently depends on the inefficiencies inherent in mail, telephone and fax communications. It is not unusual for patients to experience delays in obtaining authorizations, in gaining access to specialists or in having diagnostic or therapeutic procedures performed because of inefficient manual methods of sharing information. Physicians find it increasingly difficult to monitor the thousands of different medications covered by insurers, so pharmacists interrupt patient care with requests to change or substitute medications. It is common practice for physicians and their office staff to telephonically verify a patient's eligibility and other items necessary to render care. Manual methods of coding for healthcare reimbursement claims are prone to human error. These inefficiencies are a daily part of healthcare and reduce the profitability of healthcare providers and provider organizations.


     The desired linkage of existing computer systems used by participants in the healthcare industry has been hindered by a variety of factors, including the sheer number of industry participants, the complexity of healthcare transactions, the high cost of technology, limitations of existing information systems, the incompatibility of the many existing operating platforms and the continuing prevalence of computer systems that are not Y2K compliant.


     We believe that the Internet is a transformational communications technology that will be best suited to handle complex communications between healthcare providers and payors. The Internet's open architecture, universal accessibility and acceptance makes it a powerful communications medium overcoming many of the limitations of legacy healthcare information access and technology systems. Additionally, the Internet has gained wide acceptance in the healthcare community as an information access and gathering tool, with approximately 75% of U.S. physicians accessing the Internet regularly. Consequently, the deployment of various applications, content and tools will more readily be accepted by physicians and their office staffs.


THE CYBEAR SOLUTION


     We developed Solutions MD to meet healthcare providers' need to improve the accuracy and efficiency of communications with other providers, third party payors and provider networks. In order to meet the demands of managed care, we believe a system needs to quickly collect and deliver patient information at the point of care, track physician activities and patterns, identify trends and issues that affect the critical components of managed care such as quality, cost, outcomes, variability and patient satisfaction and facilitate prospective utilization review. We also believe that there will be a strong demand for real-time clinical and practice management solutions that are easy to use, secure and cost effective.


     Our Solutions integrated suite of Internet-based products and services is designed to improve the efficiency of day-to-day administrative and communication tasks of the various participants in the healthcare industry, including physicians, hospitals, networks and payors that must interact to successfully manage patient care. These products will include applications, information and data transfer capabilities designed by us to meet their particular needs, and, through our dedicated ISP, allow for the creation of secure intranets for members of these networks to communicate and share private information. Our Internet-based technology platform allows for efficient installation, maintenance and customization using the subscriber's existing computer system.


CYBEAR'S COMPETITIVE ADVANTAGES


     We believe our extensive healthcare experience, our sales force, our Internet-based technology platform and our in-house software development capabilities provide us with significant competitive advantages that should permit Cybear to become the leading Internet communications and applications provider for the healthcare community. Our main strengths are:


     /bullet/ WE HAVE EXTENSIVE HEALTHCARE EXPERIENCE - Our Chief Executive
              Officer is a physician with experience practicing medicine, managing provider networks and providing practice management services. Other members of our senior management and board of directors have extensive experience in healthcare practice management and pharmaceutical industries. Our development, marketing and support staff have in-depth knowledge of the operations and specific needs of physicians and other key participants in the healthcare industry. As a result, we believe we are able to develop and deliver products that are useful and acceptable to our subscribers allowing us to build meaningful and lasting subscriber and advertiser relationships.

     /bullet/ WE HAVE OUR OWN SALES FORCE - We have an in-house sales and marketing staff that has long-standing ties to key segments of the healthcare industry, including physician practices, physician organizations and pharmaceutical companies. We believe that these relationships will allow us to rapidly expand our base of subscribers, strategic partners and advertisers.

     /bullet/ WE HAVE AN INTERNET-BASED TECHNOLOGY PLATFORM - We provide direct
              Internet access to our subscribers through our own ISP, unlike our competitors which depend on others for Internet access. Being an ISP allows us to provide a secure medium for transmission of sensitive patient and transactional information in an easy to use, low cost, fast and reliable manner. Our ISP platform also allows us to provide more value to our subscribers through web-hosting and the ability to develop private intranets, which we believe will result in subscribers being less likely to switch to a competitor's product or service.

     /bullet/ WE HAVE EXTENSIVE IN-HOUSE SOFTWARE DEVELOPMENT CAPABILITIES - We have an in-house software development team made up of 20 programmers, allowing us to provide easy to use, low cost tools for day-to-day operational and management needs of medical practices and networks. This allows us to create flexible Java language-based applications to address the particular needs of different segments of the healthcare industry. Our in-house development capability, together with our server-based applications technology, will allow us to make continuous improvements to our products.


CYBEAR'S STRATEGY


     Our strategy to become the leading Internet-based platform linking physicians with other healthcare providers, third party payors and other participants in the healthcare industry is based upon several elements, including:

     /bullet/ RAPIDLY BUILDING A PHYSICIAN SUBSCRIBER BASE - We are marketing
              Solutions MD to physicians, their staff and physician organizations that have ever-increasing and complex communications needs. In addition to individual physician subscribers, large physician organizations will either subscribe to or encourage their members to subscribe to Solutions MD. We expect that administrative staff, particularly office managers, schedulers and billers, will be regular users of many of the administrative tools of Solutions MD.

     /bullet/ USING PHYSICIAN SUBSCRIBER BASE TO OBTAIN ADDITIONAL INDUSTRY
              USERS - By developing a physician-centered subscriber base, we believe that we will attract non-physician subscribers such as pharmacies, hospitals and independent practice associations who will use our future products to communicate and transact business with our Solutions MD physician subscribers. To this end, we are actively pursuing strategic relationships with key healthcare, technology and content partners to enable us to offer higher quality products and solutions to other segments of the healthcare industry.

     /bullet/ USING CONNECTIVITY TO RETAIN SUBSCRIBERS - We believe that our
              ISP-related ability to link physician organizations through private networks will improve communications and administrative efficiency, and that this in turn will limit the desire and ability of individual subscribers to discontinue subscribing to our products and services in favor of competitors.

     /bullet/ BUILDING BRAND RECOGNITION - We believe that establishing the
              Solutions MD and our other Solutions brands and building brand recognition is critical to our ability to attract and retain new subscribers, advertisers and e-commerce co-marketers. We have allocated significant resources and commenced a marketing campaign to develop awareness of Cybear and Solutions MD through advertising, product promotion and strategic relationships.

     /bullet/ CAPITALIZING ON MULTIPLE REVENUE SOURCES - We intend to generate revenues from multiple sources, including subscription fees, advertising revenues, e-commerce sales commissions and transaction fees. We believe that this revenue model will reduce dependence on any single revenue source and maximize our revenue generating potential.

PRODUCTS


  OUR TECHNOLOGY PLATFORM


     Our Internet-based technology platform for our Solutions product line includes a dedicated ISP, which ensures secure and reliable Internet access to our subscribers, the use of Java language-based programming to design our user applications, and a fully-redundant Network Operations Center ("NOC") to provide scalability and reliability to our subscriber base.


  COMMON FEATURES OF SOLUTIONS PRODUCTS


     Each of our Solutions products will share the following common features tailored to meet the needs of the targeted user:


             COMPONENT                                          FEATURES
----------------------------------   --------------------------------------------------------------
 ISP-Based Communications System     /bullet/ Automatic configuration of the user's computer
                                     /bullet/ Dial-in from any location in the U.S. through a
                                              network of local numbers
                                     /bullet/ Customizable front-end image that may include the name and service mark of the user or the user's
                                              network
                                     /bullet/ On-demand customer support
                                     /bullet/ E-mail, private network capabilities and web hosting services
                                     /bullet/ Tiered multiple user groups for password secure
                                              Intranet communications with others in the relevant
                                              healthcare delivery system, with the ability to control
                                              access to information as desired
                                     /bullet/ User group menus comprising larger groups or
                                              organizations defined by a common interest or
                                              situation

 Content and Applications            /bullet/ A portal entry point notifying users of new
                                              information and product updates relevant to the
                                              particular user group
                                     /bullet/ A web site template, search engine/directory, and online newsletter publisher, each customizable to the
                                              needs of the user, and web site access and usage
                                              tracking
                                     /bullet/ Software applications tools to streamline day-to-day healthcare administrative and operational tasks
                                     /bullet/ Lifestyle information geared for the e-commerce
                                              needs of healthcare professionals

  SOLUTIONS MD


     Solutions MD includes a broad range of practice management tools to assist physicians and their office staff, increase physician productivity and enhance potential reimbursement. Solutions MD is designed to manage communications between physicians and the various other segments of the healthcare industry that interact with them. Cybear launched Solutions MD in March 1999. The following highlights the Solutions MD practice, office and physician tools:


  PRACTICE TOOLS


      APPLICATION                         CONTENT                                BENEFIT
----------------------   ----------------------------------------   ---------------------------------
 Managed Care            /bullet/ Contract Manager                  Helps manage differing
 Applications            /bullet/ Eligibility and Authorization     insurance contracts, checks a
                         /bullet/ Capitation Evaluation             patient's insurance status,
                                                                    obtains referral authorization
                                                                    and evaluates managed care
                                                                    payments.

 Care Management         /bullet/ Patient Satisfaction Survey       Patient services including
                         /bullet/ Patient Education                 satisfaction evaluation,
                         /bullet/ Patient Support                   educational handouts, online
                         /bullet/ Practice Benchmarks               patient support links and
                                                                    evaluation of practice by
                                                                    comparing to standard norms.

 Coding Management       /bullet/ Coding Newsletter                 Updates and trains staff on
                         /bullet/ Medicare Training                 coding changes, simplifies
                         /bullet/ ICD 9 Online                      billing with online procedure
                         /bullet/ CPT 4 Online                      and disease listings, and
                         /bullet/ HCFA Norms                        compares practice coding to
                                                                    HFCA audit criteria.

 Practice Compliance     /bullet/ Compliance Newsletter             Keeps practice abreast of
                         /bullet/ Legislative Update                compliance issues and
                         /bullet/ Legal Resources                   legislative initiatives, alerts
                         /bullet/ Fraud and Abuse Alerts            regarding fraud and abuse
                                                                    issues and assists in evaluating
                                                                    health care attorney
                                                                    qualifications.

  OFFICE TOOLS


       APPLICATION                       CONTENT                           BENEFIT
-------------------------   --------------------------------   -------------------------------
 Supply Replacement         /bullet/ Medical Supplies          Online ordering of medical,
                            /bullet/ Injectables Vaccines      pharmaceutical and office
                            /bullet/ Office Supplies           supplies frees staff time and
                                                               ensures availability.

 Staff Services             /bullet/ Human Resources           Helps track required human
                            /bullet/ Policy and Procedures     resource documentation,
                            /bullet/ Office Training           contains staff policies and
                            /bullet/ OSHA Compliance           procedures, online training
                            /bullet/ Disaster Protocols        courses, and OSHA compliance
                                                               evaluation and protocols.

 Infrastructure Support     /bullet/ Office Forms Database     Extensive repository of office
                                                               forms for all needs, both
                                                               business and clinical.

  PHYSICIAN TOOLS


        APPLICATION                         CONTENT                              BENEFIT
---------------------------   -----------------------------------   ---------------------------------
 Continuing Education         /bullet/ Continuing Medical           Keeps the physician updated
                                       Education                    on his education, and allows
                              /bullet/ Medical Library              patient, disease and clinical
                              /bullet/ Conference Calendar          research.
                              /bullet/ Clinical Studies

 Prescription Management      /bullet/ Managed Care                 Tracks the medications covered
                              /bullet/ Formularies                  by different insurance carriers,
                              /bullet/ FDA Approvals                and minimizes changes and
                              /bullet/ Formulary Prescription       substitutions of patient
                                       Profiling                    medications.

 Certification Assistance     /bullet/ Credentialing Database       Updates physician's profile
                              /bullet/ Utilization Benchmarking     regarding education, hospital
                                                                    privileges, licensure, etc.
                                                                    Allows comparison of patient
                                                                    management and treatment to
                                                                    standard clinical protocols and
                                                                    treatment regimes.

  FUTURE SOLUTIONS PRODUCTS


     Cybear is developing additional Internet-based products and services targeted to the needs of other healthcare providers such as physician organizations, pharmacies and hospitals. Like physicians, all of these providers interact and must communicate with patients and others in their field as well as with other segments of the healthcare community. These products are based on our Internet-based technology platform, and will add tools specially designed to meet the needs of the expected users. Cybear anticipates that these future products will attract new subscribers that will benefit from the connectivity features to communicate among themselves and with physicians. Among the Solutions products currently in development are:


     SOLUTIONS NET is designed for physician networks and healthcare business organizations at the management and operational level. The target market for this product includes physician organizations with the need to improve communications with and among their members and improve their ability to manage risk. Solutions Net will contain all of the features and services of Solutions MD and will serve as the Solutions MD management interface to allow an organization to manage their Solutions MD Intranet. In addition, Solutions Net will contain numerous additional web-based applications designed specifically for the healthcare business organization including:

     /bullet/ Online real-time eligibility and authorization transaction capability for varying plan sizes.

     /bullet/ Quality assurance tracking of patient satisfaction and customer service through all levels of the organization.

     /bullet/ Benchmarking statistical information to compare the Solutions Net user's performance to goals and standards.

     /bullet/ Prescription management tools that give the organization the ability to effectively manage and analyze prescription utilization.

     /bullet/ Online consulting services for support and guidance through a network of partners.


     SOLUTIONS RX is targeted to the nation's approximately 21,000 independent pharmacies, a segment of the healthcare community that is experiencing increasing market pressure due to consolidation and the growth of national pharmacy chains. Solutions Rx will have applications that can be used by independent pharmacies to better compete with chains. Cybear also believes that these applications will be useful to the pharmacy chain market. In addition to standard portal products, Solutions Rx will offer unique programs developed by Cybear, including:

     /bullet/ Drug dosing and compounding calculations and drug imaging identification to ensure proper delivery of the accurate amount of medication based on a patient's demographics.

     /bullet/ Online prescription refilling and renewal.

     /bullet/ E-commerce through the pharmacist's web page.

     /bullet/ Access to numerous journals, regulatory information, formulary listings and clinical study summaries.


     SOLUTIONS HOSP is targeted to hospital systems and hospital-physician networks. Solutions Hosp will complement and enhance the functionality of existing hospital-based information systems, and will serve as the interface to Solutions MD subscribers. Solutions Hosp will contain all of the tools and resources as Solutions MD as well as several specific applications designed for this market including:

     /bullet/ Delivery of discharge orders and updates to admitting physicians.
              Physicians will be able to complete admission paperwork via the secure Intranet.

     /bullet/ Access to transcription services to easily complete and access chart notes.

     /bullet/ A sophisticated indexing and search system to quickly locate chart content and create summaries and reports for hospital staff and management.

     /bullet/ Two-way secure connectivity among hospital lab and imaging departments and the medical staff.


     These products will be packaged in a similar product configuration to Solutions MD and utilize a similar marketing strategy. Cybear expects to release the initial versions of these three products over the next year.


  OTHER PRODUCTS UNDER DEVELOPMENT


     Cybear is developing a consumer-oriented healthcare web site that will be marketed to other web sites and ISPs to become the healthcare channel for these providers. This site, to be named THE FAMILY MD, will be content-neutral and will use some of the content developed for Solutions MD.


     Additionally, in parallel with Solutions MD, Cybear will continue to develop and test additional management applications, including its electronic prescription management product designed for use in office-based physician practices.


STRATEGIC RELATIONSHIPS


     An essential element of Cybear's growth strategy is the development and use of various strategic partnering relationships that will serve to more rapidly increase the subscriber base, provide high-quality content and ensure that Cybear's Internet-based technology platform will remain state-of-the art. In focusing Cybear's strategic relationships on distribution, content and technology, Cybear ensures its subscriber base a continuous flow of useful Internet-based products. The following is a brief description of our current key strategic relationships:


  DISTRIBUTION PARTNERS


   THE IPA ASSOCIATION OF AMERICA ("T.I.P.A.A.A."). The preeminent association of independent practice associations in the United States that represents over 200,000 physicians across the country. In 1998, Cybear entered into a three-year strategic alliance with T.I.P.A.A.A. as its preferred ISP and Internet business applications provider. T.I.P.A.A.A. has actively endorsed Cybear's Solutions product line and will help to market Cybear's products to T.I.P.A.A.A.'s membership.


   INTERNATIONAL ONCOLOGY NETWORK. A physician practice management organization serving 1,000 oncologists. Cybear is its preferred ISP and Internet business applications provider.


   OMNA PRACTICE MANAGEMENT. A multi-specialty physician practice management organization. Cybear is its preferred ISP and Internet business applications provider.


   PHYMATRIX CORPORATION. A publicly-traded physician practice management company serving over 12,000 physicians. Cybear is its preferred ISP and Internet business applications provider.


   AON RISK SERVICES INC. OF FLORIDA. A professional insurance carrier. Cybear is its preferred ISP and AON will market its professional insurance products through Cybear's Solutions products.


  CONTENT PARTNERS


   DATA ADVANTAGE CORP. A provider of hospital statistic databases and rating mechanisms useful for benchmarking comparisons.


   ENVOY CORPORATION. A provider of online transaction processing applications. Envoy's transaction network provides online eligibility verification for numerous managed care organizations.


   INFOSPACE, INC. A nonmedical Internet content provider specializing in general information such as telephone and address directories, government, weather and lifestyle information content.

   MEDIMEDIA USA, INC. Creator of the Infoscan database of drug formularies categorized by managed care organizations.


   MEDIMETRIX GROUP, INC. A provider of healthcare content including healthcare news articles, papers and other literature directed to a healthcare organization audience.


   MEDPAPER, INC. A provider of organizational communications software that provides a template for creation of broadcast "newsletter" information via the Internet.


   MOORE MEDICAL SUPPLY. A medical supply provider with online supply ordering facilities.


   REUTERS HEALTH INFORMATION, INC. A leading provider of custom news feeds focusing on healthcare, business and entertainment as well as Moneynet portfolio content.


   VISTAR TECHNOLOGIES, INC. A provider of online physician credentialing, forms generation and printing services.


  TECHNOLOGY PARTNERS


   SUN MICROSYSTEMS, INC. ("SUN"). The leading supplier of enterprise network computing products and developer of the Java computer programming language. Cybear is a member of the Sun Development Group and has collaborated with Sun in the development of Java software tools.


   GTE INTERNETWORKING, INC. A leading telecommunications infrastructure provider. Cybear is a partner in GTE's beta program of ADSL networks in the Tampa market as well as a GTE dial-up partner.


   MICROSOFT HEALTH USERS GROUP. The technology standards organization that jointly developed the current standards by which medical data is transmitted. Cybear is a committee member of MSHUG, which allows Cybear to provide input on the development of future medical data transmission standards.


   ANDOVER GROUP. A technology standards organization sponsored by Hewlett Packard that works with Microsoft Health Users Group ("MSHUG") in developing medical transmission standards.


     We are actively pursuing strategic relationships with other key distribution, content and technology leaders that we believe will further our growth strategies and competitive advantages. Certain of our existing relationships, as well as others that may be established in the future, involve or may involve the sale or issuance of our common stock to our partners. For example, our three-year strategic alliance with T.I.P.A.A.A. entered into in 1998 provides that, in exchange for Cybear's preferred vendor status, Cybear will make three $100,000 annual payments to T.I.P.A.A.A. and grant T.I.P.A.A.A. an option to purchase 100,000 shares of its common stock. The first 30,000 of these options have an exercise price of $3.00 per share, have a seven-year term and vest at the rate of one share for every two T.I.P.A.A.A. physicians that become and remain a Cybear user for a minimum of three months. In the event that all of these 30,000 options are not vested by the expiration date of the agreement, the options will vest in 2003. After the first 30,000 options have vested, the remaining 70,000 options will vest at the rate of one share for every two T.I.P.A.A.A. physicians that become and remain a Cybear subscriber for a minimum of three months during the term of this agreement. These 70,000 options will have an exercise price equal to the market price of Cybear's common stock on the date these options vest and will have a five-year term from the date of grant.


MARKETING AND SALES


     We sell our products and services primarily through two mechanisms: our in-house sales force and our strategic distribution partnerships. We have hired an in-house sales force of seven individuals with healthcare backgrounds and relationships oriented to building the physician subscriber base. The sales force activity will be complemented by senior management in approaching other segments of the healthcare community, including the pharmaceutical, medical device and supplies and ancillary service providers. We believe both through direct sales and through distribution partnerships, we will have more rapid product penetration and revenue generation. We plan to continue recruiting additional sales and marketing staff.


     To complement our sales strategy, we have a multifaceted marketing approach that includes advertising, direct mailing, telemarketing, trade show visibility and direct selling activity. Our marketing efforts take a business partnership approach, with a focus on developing three main revenue bases: subscribers, advertisers and e-commerce co-marketing/revenue-sharing relationships.


     In addition to our two-pronged sales efforts and our multifaceted marketing approach, we believe that the generation of revenue in the following three major areas underscores the importance of diversified revenue streams in our financial model:


  SUBSCRIBER MARKETING


     Our subscriber marketing strategy is to identify and attract selected targets with large physician affiliations within the managed care arena to permit the maximum product penetration with a minimum investment of resources. Primary targets include physician organizations with a high probability of conversion and a high probability of successful distribution to and utilization by the physician. Our senior management is actively involved in marketing discussions with these larger entities, and our established relationships represent successful implementations of this strategy.


     Cybear also has deployed its marketing staff to build its individual and small group physician subscriber base, offering promotional trial subscriptions, with the intention that trial subscribers will become continuing subscribers after they have had the opportunity to use Solutions MD and experience its practice enhancing capabilities. We plan to employ this technique in marketing our other Solutions products.


  SITE ADVERTISING


     The 650,000 physicians in the United States who are Solutions MD's targeted customers make more than 80% of the decisions regarding the $1.0 trillion domestic annual healthcare expenditures. With almost $1.5 million in decision making power per physician, this is a highly sought after audience.


     As has been demonstrated in other market areas, the Internet has a unique ability to deliver effective, targeted, and interactive messaging and communication. That focus, combined with the tremendous purchasing power of a physician user base, makes Solutions MD a valuable advertising and product promotion medium to potential advertisers such as pharmaceutical companies. Cybear will provide very targeted advertising alternatives for various areas of business seeking to increase their healthcare market share, from large pharmaceutical companies seeking to present specific products to the particular healthcare specialists that would likely prescribe and administer such products, to consumer goods distributors seeking marketing channels to local healthcare practitioners.


     Cybear's strategy to attract advertisers is to build its base of subscribers from the healthcare industry to include not only individual practitioners but also large organizations of practitioners of particular specialties, so that businesses seeking to advertise on Solutions MD will be able to access their desired targeted audience. Our Solutions Net and Solutions Hosp products will include a portal page that is co-branded by Cybear and the network sponsor. Advertisers will also participate in special partnership and/or sponsorship opportunities and will have a presence on Solutions MD beyond a typical targeted banner advertisement. Special services and promotional programs will be available to partners and sponsors that will greatly increase their visibility to Solutions MD users. Advertisers also have the flexibility to purchase general or targeted advertisements.

  E-COMMERCE CO-MARKETING


     Cybear's marketing efforts are also directed to establishing co-marketing relationships with other e-commerce businesses, whereby the Solutions product line serves as a medium for these other e-commerce ventures to sell their goods or services to Cybear's subscribers with Cybear sharing in the revenues of such sales. Two examples of our existing co-marketing and revenue-sharing relationships are our alliances with Office Max and Moore Medical Supply.


CUSTOMER SERVICE AND SUPPORT


     Cybear believes that effective customer service is essential to attracting and retaining subscribers and is acutely sensitive to the demands for person-to-person responsiveness of the healthcare community. Cybear provides ongoing telephone support in both technical computer hardware and healthcare applications matters. This support will be provided through its customer service and sales support centers which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m. eastern standard time Monday through Friday with after hours support available via pager. Cybear's customer service center screens all requests for telephone support and directs the call to the appropriate customer service personnel. Personnel are trained to both resolve technical problems and to answer inquiries on product usage. Cybear also has trained customer satisfaction associates to ensure proper use and customer satisfaction.


NETWORK OPERATIONS CENTER


     Cybear's network operations center ("NOC") was designed to fully integrate redundancy and scalability. Among some of the technologies utilized are Virtual Router Redundancy Protocol (VRRP) and Border Gateway Protocol Level 4 (BGP4), between our master switches. These switches are the central core of Cybear's network. In addition to load balancing, they operate at every TCP/IP layer up to layer 4. We have installed redundant power supplies, each with its own power cable, into every major switch or router so as to ensure that a disruption in the power supply or disconnected power cable does not incapacitate the network. We have also installed dual Ethernet ports in each of our major connection points, enabling a redundant backup wire or card to become operative in the event of card and/or wire failure. We can increase our capacity, speed and fault tolerance without affecting or stopping existing services simply by plugging additional systems into our load balanced network. Upgrades are done to our routers, switches and hosts as viral security advisories become available. We use the latest in firewalls running dual design in the event one should fail. Cybear's external connectivity is designed to be as redundant and self repairing as its internal network. We have connectivity, split across several routes and T3 segments, to several major backbone providers, including Bell South, Uunet, Sprint and Cable & Wireless, all of which are peered using the BGP4 Protocol. If any one or more of the providers or routers becomes unavailable, the backbone itself will re-route traffic as necessary to continue functioning without interruption.


     Every network segment, including the load balanced systems and private networks, are split among redundant switches, and each switch also is attached to the backbone through redundant connections, resulting in an efficient self-healing network that can sense and repair itself as the need arises. Our host routers and network segments, both internal and external, are monitored 365 days a year through several systems, on and offsite, in order to maintain site integrity. The NOC is located in Boca Raton, Florida, and a redundant backup site for the center is located in Miami, Florida.


COMPETITION


     Cybear's competitors include online services or web sites targeted to healthcare, general purpose ISPs, publishers and distributors of offline media, healthcare information companies and large data processing and information companies. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. Cybear believes that the principal competitive factors in its market include knowledge of user needs and client service, system quality and product features, price and the effectiveness of marketing and sales efforts. There can be no assurance that Cybear will be competitive with respect to any individual factor or combination thereof.

     To be competitive, Cybear must incorporate leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and healthcare consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that Cybear will be successful in using new technologies effectively or adapting Solutions MD and other products to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from Cybear's failure to compete effectively would materially adversely affect Cybear's business, financial condition and operating results.

     Many of Cybear's current and potential competitors have greater financial, technical and marketing resources to devote to the development, promotion and sale of their services, longer operating histories, greater name recognition and larger subscriber bases than Cybear and, therefore, may have a greater ability to attract subscribers and advertisers. Many of these competitors may be able to respond more quickly than Cybear to new or emerging technologies in the Internet and the personal communications market and changes in Internet user requirements and to devote greater resources than Cybear to the development, promotion and sale of their services. In addition, Cybear does not have contractual rights to prevent its strategic partners from entering into competing businesses or directly competing with it.


GOVERNMENT REGULATION AND HEALTHCARE REFORM

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. Cybear's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.

     Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for Cybear's potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for Cybear's products. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of Cybear's products and services. Cybear cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on Cybear's results of operations, financial condition and business.

     Cybear's products and services are not directly subject to governmental regulations, although the proposed user base is subject to extensive and frequently changing federal and state laws and regulations. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. It will be necessary for Cybear's platform and for the applications that it provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs.


     Internet user privacy has become an issue in the United States. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. Cybear cannot guarantee that the United States or any state will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which Cybear is allowed to conduct its business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on Cybear's business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.


     With regard to copyright infringement liability, Congress recently enacted the Online Copyright Infringement Liability Limitation Act as part of the Digital Millennium Copyright Act which limits the copyright liability of ISPs for certain transmissions through their systems. Through this law, an ISP can avoid liability for copyright infringement with respect to the ISP's transmitting, routing, linking, and storing materials through its service if the materials are transmitted or stored by or at the direction of a person other than the ISP through an automatic process without selection of the materials by the ISP, the ISP does not select the recipients of the materials except as an automatic response to the request of another person, the materials are not accessible by unanticipated recipients, and the materials are transmitted without modification of content.


     The ISP must not have actual knowledge or information making it apparent that materials on its system infringe, and must have procedures in place to deal with allegations of infringement, including a designated person to receive notifications of claimed infringement, a commitment to remove allegedly infringing material from the service upon receipt of credible notifications and notification of the subscriber whose material is removed from the service.


     While this law provides some protection, it will not apply in all aspects where Cybear could face liability for copyright infringement as a result of materials available on its ISP because Cybear may create or modify certain of these materials, and therefore be outside of the safe harbor provided by this law.


     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently-passed law places a temporary moratorium on certain types of taxation on Internet commerce. Cybear cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on Cybear's business, financial condition and operating results.


INTELLECTUAL PROPERTY


     Cybear considers its methodologies, computer software and knowledge bases to be proprietary. Cybear owns all of its applications. Cybear seeks to protect its proprietary information through nondisclosure agreements with its employees. Cybear's policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside Cybear, requiring disclosure to Cybear of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to Cybear of proprietary rights to such matters that are related to Cybear's business.


     Cybear also relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems and products and knowledge bases. Cybear believes that because of the rapid pace of technological change in the EDI industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of Cybear's employees, frequent product enhancements and the timeliness and quality of support services.


     Cybear has filed one patent application and copyright applications relating to its software technology and has obtained trademark protection for the name Cybear. There can be no assurance that these or other applications will result in issued patents or copyrights. Any infringement or misappropriation of Cybear's intellectual property rights would disadvantage Cybear in its efforts to retain and attract new customers in a highly competitive market and could cause Cybear to lose revenues or incur substantial litigation expense.


     Although Cybear believes that its products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against Cybear in the future. If asserted, such a claim could cause Cybear to lose revenues or incur substantial litigation expense.


LEGAL PROCEEDINGS


     From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any other legal proceeding, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.


PROPERTIES


     Cybear currently leases 21,648 square feet of space in Boca Raton, Florida housing its corporate headquarters and network systems. This facility is located in a high-technology office park and includes a state-of-the-art power and communications infrastructure that will be adequate for Cybear's needs for the foreseeable future. The lease provides for annual rent of $270,600, excluding taxes, insurance, utilities and common area maintenance charges, and has a five-year term beginning on January 1, 1999, with one five-year renewal option at market rates. Cybear currently leases approximately 5,725 square feet of space in Tampa, Florida, for its software development staff, pursuant to two leases expiring in November 1999, each with a one-year renewal option, at a current total annual rent of approximately $100,000. Cybear also subleases approximately 4,000 square feet of office space in Ridgefield Park, New Jersey housing its business development and sales activities. This lease is for a term of five years beginning November 1998, and the rent under this lease is $10,000 per month plus $417 per month for electrical service. Cybear has adequate insurance for these premises.


EMPLOYEES


     As of March 15, 1999, Cybear had 65 full-time employees. None of such employees is a member of a labor union and Cybear considers its relationship with its employees to be good.

                       DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
     The directors and executive officers of Cybear are set forth below. All directors hold office for one year or until their successors have been elected and qualified. Vacancies in the existing Board are filled by majority vote of the remaining directors.


NAME                             AGE    POSITION(S) HELD
-----------------------------   -----   ------------------------------------------------
 John H. Klein                   53     Chairman and Director
 Edward E. Goldman, M.D.         54     President, Chief Executive Officer and Director
 Debra S. Richman                40     Executive Vice President-Business Development
 Scott Lodin                     43     Secretary and Director
 Alan P. Cohen                   44     Director
 Angelo Malahias                 37     Director
 Melvin Sharoky, M.D.            48     Director
 Joel L. Stocker                 51     Vice President for Legal Affairs
 Betsy S. Atkins                 42     Director nominee
 Philip P. Gerbino               52     Director nominee
 Martin Reid Stoller, Ph.D.      44     Director nominee

     JOHN H. KLEIN became the Chairman and a director of Cybear on September 1, 1998. Mr. Klein has been a director of Hackensack University Medical Center in New Jersey since 1997, and became a director of Sunbeam Corporation in February 1999. Mr. Klein was the Chief Executive Officer, Chairman of the Board and a director of MIM Corporation, a publicly traded pharmacy management company, from May 1996 to May 1998. From 1989 to 1994, Mr. Klein served as President, Chief Executive Officer, a director and a member of the Executive Committee of the Board of Directors of Zenith Laboratories, Inc., a manufacturer of multi-source generic pharmaceutical drugs, which was acquired by IVAX Corporation ("IVAX"), a major multi-source generic pharmaceutical manufacturer and marketer. From January 1995 to January 1996, Mr. Klein was a member of the Executive Committee of IVAX and was President of IVAX's North American Multi-Source Pharmaceutical Group.


     EDWARD E. GOLDMAN, M.D. became the President and Chief Executive Officer of Cybear on September 1, 1998. From 1985 until he joined Cybear, he had served as founding partner and executive officer of PhyMatrix Corporation, a publicly traded physician practice management company, where he was Executive Vice President of Physician Development and Chief Medical Officer. From 1983 to 1994, he served as Chairman of Pal-Med Health Services, a multi-divisional healthcare company engaged in practice management, risk contracting and the operation of imaging centers, ambulatory surgeries and ancillary service facilities.


     DEBRA S. RICHMAN joined Cybear as Executive Vice President-Business Development in August 1998. From 1996 to 1998, Ms. Richman was the Executive Vice President/Marketing for PhyMatrix. From 1995 to 1996 she was the Executive Vice President/Chief Operating Officer of CompreMedx Medical Management, Inc., a start-up physician management company. From 1989 to 1994 she had various positions with Caremark International (previously Baxter International), including as Vice President, Physician Networks and Vice President, Business Development, Orthopedic Services. Ms. Richman is also a Vice President and director of TIPAAA, which has an agreement with Cybear, as disclosed under "Business--Marketing."


     SCOTT LODIN has been Secretary and a director of Cybear since February 5, 1997. He joined Andrx in 1994 and is its Vice President, General Counsel and Secretary. Prior to joining Andrx, Mr. Lodin was Special Counsel to Hughes, Hubbard & Reed (and a predecessor law firm) in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law for over 13 years.


     ALAN P. COHEN was the Chairman and a director of Cybear from February 5, 1997 to August 31, 1998, when he resigned as Chairman upon John Klein's assuming such position. He remains a director of Cybear. Mr. Cohen has been the Chairman of the Board, Chief Executive Officer and a director of Andrx since he founded Andrx in August 1992. Alan P. Cohen and certain members of his family controlled Corner Drugstore, Inc., a privately-held retail drugstore chain. Corner Drugstore, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code in December 1994.


     ANGELO C. MALAHIAS has been a director of Cybear since April 1999. Mr. Malahias has been Vice President and Chief Financial Officer of Andrx Corporation since January 1996. From January 1995 to January 1996, Mr. Malahias was Vice President and Chief Financial Officer of Circa Pharmaceuticals, Inc., ("Circa") where he also served as Corporate Controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG Peat Marwick LLP. Mr. Malahias is a certified public accountant.


     MELVIN SHAROKY, M.D. Dr. Sharoky has been a director of Cybear since April 1999. Dr. Sharoky has been a director of Andrx since November 1995 and joined Andrx as Executive Director on March 1, 1999. Dr. Sharoky is also president of Somerset Pharmaceuticals Inc., 50% owned by Watson Pharmaceuticals, Inc. ("Watson"). Dr. Sharoky was a director of Watson from July 1995 to May 1998. From July 1995 through January 1998, Dr. Sharoky was President of Watson. From February 1993 through January 1998, Dr. Sharoky served as the President and Chief Executive Officer of Circa. From November 1995 to May 1998, Dr. Sharoky served on Andrx' Board of Directors as the designee of Watson.


     JOEL L. STOCKER became Vice President for Legal Affairs in February of 1999. Mr. Stocker's career has focused on the representation of healthcare providers and insurers. Mr. Stocker founded and was chairman of the Health Law Department of Greenberg Traurig, P.A. At Greenberg Traurig, P.A. Mr. Stocker was also co-chairman of the firm's technology committee. Mr. Stocker was a principal shareholder at Greenberg Traurig, P.A. and a member of the firm for 10 years.


     BETSY S. ATKINS is a director nominee of Cybear. Ms. Atkins is a member of the Board of Directors of several public and private companies, including Ascend Communications Corp. (since 1989), Olympic Steel (since 1998), Amplitude Software Corp. (since 1996), Caere Corp. (since 1998), Secure Computing, Inc. (since 1997) and Polycon, Inc. (since 1998). Ms. Atkins has spent her career founding successful companies and has served in key executive management roles at major technology companies, including Vice President of Marketing, Sales and Customer Service at Ascend and Vice President of Marketing, Professional Service and Systems Integration of Unisys Corporation.


     PHILIP P. GERBINO is a director nominee of Cybear. Dr. Gerbino is the Linwood F. Tice Professor of Pharmacy and has been president of the University of the Sciences in Philadelphia and its predecessor, the Philadelphia College of Pharmacy, since 1995. Prior to being named President of the College, he served as Dean of the School of Pharmacy and Vice President for Academic Affairs for one year. He is a national leader in the pharmacy profession having served as President of the American Pharmaceutical Association in 1990 and President of the AphA Academy of Pharmacy Practice from 1986-87.


     MARTIN REID STOLLER, PH.D., is a director nominee of Cybear. Since 1987, Dr. Stoller has been a Clinical Full Professor of Organization Behavior at the Kellogg School of Management of Northwestern University. Dr. Stoller also served as President and CEO of Plextel Telecommunications from August 1994 through January 1997. Plextel Telecommunications was an artificial intelligence and pattern recognition software development company. Dr. Stoller led Plextel's growth from 3 to 100 employees in less than three years. Plextel was sold to Cendant Corporation in a $53 million transaction and is now known as Spark Technologies, Inc.

  KEY EMPLOYEES

     MORRIS G. CAZZELL joined Andrx Corporation in June 1996 and has served as Chief Information Officer, Technical Development of Cybear since Cybear's inception. Prior to joining Andrx Corporation, Mr. Cazzell served as Senior Vice President of Promedica Systems, Inc. a medical software development company, from January 1995 to May 1996. From August of 1993 to January 1995, Mr. Cazzell served as Senior Vice President of Technical Development for Medical Technologies, Inc. At Medical Technologies Mr. Cazzell oversaw the design and development of the MedServ automated medication-dispensing system and supervised the Performance Pharmacy software development and installation terms. From 1981 to 1993, Mr. Cazzell served as President of Systems Professionals, Inc., an outsourcing development and engineering firm that specialized in the development of custom software applications and electronics for NCR, Home Shopping Network, Cigna Health Care, Air Touch and other national companies.

     LLOYD CHESNEY became Chief Technology Officer at Cybear in September 1998. From 1995 to August 1998 he was Chief Information Officer for PhyMatrix Corporation, a national Physician management company. He was responsible for nationwide planning and design of PhyMatrix's medical systems. From 1991 to 1995 Mr. Chesney was the Chief Information Officer for the Palm Beach Healthcare District, the first countywide managed healthcare and trauma systems in the United States. This organization served nearly a million residences of Palm Beach County. His role was in strategic planning and implementation of the District's managed care systems. In 1986 he founded Digital Office Systems International which provided advanced CAD/CAM, and networking services for clients such as Pratt & Whitney, Motorola, and Sikorsky.

     Following completion of this offering, Cybear will establish audit and compensation committees of its Board of Directors, which will each have a majority of non-employee directors.

     Cybear is currently conducting a search for a Chief Financial Officer.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation for 1998 received by the Chief Executive Officer (the "CEO"). No executive officer of Cybear received compensation in 1998 in excess of $100,000.


                                                                         LONG TERM
                                                                       COMPENSATION
                                                                        SECURITIES
                                     FISCAL                             UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS     OPTIONS/SAR'S
---------------------------------   --------   ----------   -------   --------------
Edward E. Goldman, M.D. .........     1998      $72,115        --     650,000(1)
 President and CEO

----------------
(1) Dr. Goldman joined Cybear in September 1998. Pursuant to his employment agreement, Andrx has issued to Edward Goldman, upon payment of $50,000, a warrant to purchase 650,000 shares Cybear common stock at its then market price of $3.00 per share and stock options for 20,000 shares of common stock of Andrx having an exercise price per share of the fair market value of Andrx common stock at the close of business on the date of grant. See "Employment Agreements."

COMPENSATION OF DIRECTORS

     Non-employee directors of Cybear do not receive cash compensation for their services. Messrs. Cohen, Lodin, Malahias and Sharoky are employees of Andrx and were compensated by Andrx. Messrs. Klein and Goldman are employees of Cybear.

EMPLOYMENT AGREEMENTS

     Cybear entered into a five-year employment agreement with Edward Goldman, M.D. pursuant to which he serves as Cybear's President and Chief Executive Officer effective as of September 15, 1998.

The agreement provides for an annual salary of $250,000 during the first two years and $300,000 for the remaining three years. The agreement may be renewed for additional two-year periods upon the agreement of the parties.


     The agreement also provides that Dr. Goldman will continue to receive his salary until the expiration of the term of the employment agreements if his employment is terminated by Cybear for any reason other than death or "good cause" or by Dr. Goldman by reason of a material breach of the agreement by Cybear. In the event of such a termination, Dr. Goldman is entitled to received full compensation to which he would otherwise be entitled under the agreement as if he had not so terminated his employment and was continuing to serve as an employee thereunder for the full term of the agreement, payable in a single lump sum distribution in cash or in equivalent marketable securities of Andrx (without any present value adjustment) on the date of such termination.


     In the event Dr. Goldman's employment with Cybear is terminated within six months following a "Change in Control" of Cybear, then Cybear is obligated to pay him on the date of such termination a single lump sum distribution (without any present value adjustment) equal to his salary for the remaining term of the agreement. Notwithstanding the foregoing, Dr. Goldman's employment will not be deemed terminated if, in lieu of his position with Cybear, Andrx or any other entity owned or controlled by Andrx offers him a replacement position, where he will perform similar executive duties and will receive a compensation package at least equal to the one set forth in the agreement; provided, however, that he is not required be appointed as president and chief executive officer of any entity, but rather that he shall continue to perform employment duties generally performed by senior management personnel of an entity in the healthcare industry.


     In recognition of the potential value of Dr. Goldman to Cybear and to induce him to forego other employment opportunities, Andrx agreed to issue to Dr. Goldman upon payment of $50,000, a warrant to purchase 650,000 shares of Cybear common stock (the "Warrant") at its then market price of $3.00 per share. In addition, Andrx has issued to Dr. Goldman stock options for 20,000 shares of Andrx common stock having an exercise price, per share, of $37.00, the fair market value of Andrx stock at the close of business on the date of grant.


     The stock to be issued pursuant to the exercise of the Warrant includes piggyback registration rights. The Warrant is exercisable commencing on April 30, 1999 (the "Warrant Exercise Date"). The Warrant shall be exercisable for a period of seven years after the Warrant Exercise Date, subject to contractual obligations with Andrx.


     Cybear entered into an employment agreement with Debra Richman, Cybear's Executive Vice President--Business Development. The agreement provides for a two-year term ending August 2000, a base salary of $160,000 and $80,000 in deferred compensation that is payable in eight $10,000 quarterly installments. Ms. Richman was also granted options to purchase 100,000 shares of Cybear's common stock at its then market price of $3.00 per share under Cybear's 1997 Stock Option Plan (the "Plan"). The options will vest and become exercisable in two annual increments, as follows: two increments of 37,500 shares each will vest on the first and second anniversary of the agreement and the remaining 25,000 options will vest and become exercisable only if the agreement is renewed and then at the end of the first calendar year of a renewal period.


     In the event that Ms. Richman's employment by Cybear is terminated by Cybear prior to the expiration of the initial two-year term for any reason that does not constitute cause (as defined in the agreement), she will be entitled to receive the balance of any unpaid base compensation for the remaining portion of the initial term and any remaining unpaid portion of the deferred compensation, as well as any accrued entitlements, including any unused vacation and unreimbursed business expenses. In addition, in the event of such termination of employment by Cybear for other than cause during the first year of her employment, options to purchase 50,000 shares shall accelerate and become vested, and, in the event of such termination during the second year of employment, options to purchase 37,500 shares shall accelerate and become vested.

     Messrs. Cohen, Lodin, Malahias and Sharoky are employees of Andrx and do not have employment agreements with Cybear. Cybear does not have any agreements, plans or understandings to pay any cash compensation to Messrs. Cohen, Lodin, Malahias and Sharoky for serving as directors or officers of Cybear. Mr. Lodin and Mr. Malahias spend approximately 20% of their time on Cybear matters.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Cybear had no compensation committee during 1998. Messrs. Cohen and Lodin participated in deliberations of Cybear's Board of Directors concerning compensation of executive officers.


STOCK OPTION PLAN


     The Plan currently authorizes the award of up to 1,800,000 shares (subject to adjustment as provided in the Plan in the event of stock dividends and splits) of common stock in the form of stock options. As of the date of this prospectus, stock options to purchase 1,004,083 shares of common stock were outstanding under the Plan. Accordingly, 795,917 shares of common stock are available for future awards under the Plan. The purpose of the Plan is to enable Cybear to attract and retain qualified and competent employees and to enable such persons to participate in the long-term success and growth of Cybear by giving them an equity interest in Cybear, and to enable Cybear to pay all or part of the compensation of the directors of Cybear other than a director who is an officer or employee of Cybear (each, an "Outside Director"), and to provide consultants and advisors with options to purchase shares of Cybear's common stock, thereby increasing their proprietary interest in Cybear.



     All employees of Cybear are eligible to be granted awards under the Plan. Consultants of and advisors to Cybear are eligible to be granted awards under the Plan if their services (such services being the "Participation Status") are of a continuing nature or otherwise contribute to the long-term success and growth of Cybear.


     The participants under the Plan shall be selected from time to time by the Board of Directors, or if constituted by the Board of Directors, by the Compensation Committee (the "Committee"), in its sole discretion, from among those eligible.


     In granting options, the Committee considers current levels of compensation, the need to provide incentives to particular employees, past performance, comparison to employees at comparable companies holding similar positions and Cybear's overall performance.


     The Plan is administered by the Committee or such other committee of directors as the Board shall designate. The Committee makes all decisions or determinations by either a majority vote of its members at a meeting or by the unanimous written approval of its members. The Committee may adopt, alter or repeal any administrative rules, guidelines and practices for carrying out the purposes of the Plan, and its determination, interpretation and construction of any provision of the Plan are final and conclusive. The Committee has the right to determine, among other things, the persons to whom awards are granted, the terms and conditions of any awards granted, the number of shares of common stock covered by the awards, the exercise price of options and the term thereof.


     The exercise price, term and exercise period of each stock option shall be fixed by the Committee at the time of grant. Notwithstanding the fixed option price, no incentive stock option shall (i) have an option price which is less than 100% of the fair market value of the common stock on the date of the award of the stock option, (ii) be exercisable more than ten years after the date such incentive stock option is awarded, or (iii) be awarded more than ten years after the Plan is adopted by the Board.


                              CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------
     Messrs. Cohen, Lodin and Malahias are executive officers of Andrx and none of such persons is required to commit his full time to the affairs of Cybear and it is likely that such persons will not devote a substantial amount of time to the affairs of Cybear. Such personnel may have conflicts of interest in allocating management time among various business activities. Since its inception in February 1997, Andrx has funded substantially all of Cybear's operations through loans or purchases of shares of Cybear common stock. As of December 31, 1998, such net funding including interest amounted to $5.4 million. Andrx and Cybear have entered into a corporate services agreement pursuant to which Andrx provides certain legal, financial and administrative services to Cybear in exchange for $120,000 per annum. Andrx and Cybear have also entered into a tax allocation agreement pursuant to which Cybear will be responsible for its tax liabilities as if it had filed separate income tax returns. Cybear recorded a tax benefit of $1.9 million for the year ended December 31, 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.

     Immediately prior to consummation of this offering, Andrx will reimburse Cybear for utilization of its tax attributes pursuant to the tax allocation agreement. In its 1999 consolidation tax return, Andrx will utilize net operating losses and research and development credits generated by Cybear through the date of this offering. Cybear will record the tax reimbursement from Andrx as a tax benefit and will reduce amounts due to Andrx.

     Also immediately prior to this offering, Andrx will contribute its advances due from Cybear, net of the reimbursement for tax attributes described above, to Cybear's capital in exchange for an estimated 450,000 shares of Cybear common stock. The number of shares will be determined by dividing the amount of the advance by the public offering price. Cybear has also agreed with Andrx that until the earlier to occur of March 31, 2002 or Andrx no longer qualifying to use "pooling of interest" treatment for acquisitions, Cybear will not, without Andrx's prior written consent, take any action through the issuance of its securities to dilute Andrx's percentage interest of Cybear's common stock below 55%. In the future, the independent directors of Cybear will approve any transactions between Andrx and Cybear.

     In September 1998, Andrx agreed to sell John Klein, the Chairman of Cybear, 333,333 shares of Cybear common stock for $1.0 million or its then market price of $3.00 per share. This transaction was completed in January 1999. Andrx will use such proceeds to fund its loan commitment to Cybear. As such transactions were effected at market prices, there is no impact on Cybear's consolidated financial statements.

     In September 1998, Andrx agreed to issue to Edward Goldman, M.D., Cybear's President, upon payment of $50,000, a warrant to purchase 650,000 shares of Cybear common stock held by Andrx (the "Warrant") at its then market price of $3.00 per share. In addition, Andrx issued to Dr. Goldman stock options for 20,000 shares of Andrx common stock having an exercise price, per share, of the fair market value of Andrx stock at the close of business on the date of grant. The stock to be issued pursuant to the exercise of the Warrant includes piggyback registration rights. The Warrant is exercisable commencing on April 30, 1999 (the "Warrant Exercise Date"). The Warrant is exercisable for a period of seven years after the Warrant Exercise Date, subject to contractual obligations with Andrx. As such transactions were effected at market prices, there is no impact on Cybear's consolidated financial statements.

     In November, 1998, Cybear entered into a five year sublease agreement with Strategy Business and Technology Solutions, LLC (the "Lessor"), a company owned by John Klein, whereby Cybear leases approximately 4,000 square feet of office space in Ridgefield Park, New Jersey, to house its business development and sales activities. Cybear agreed to pay the Lessor $10,000 and $417 per month in base rent and electricity, respectively. In addition, Cybear agreed to pay a security deposit of $20,000. For the year ended December 31, 1998, Cybear has recorded an expense of $20,834 relative to this lease which had not been paid as of December 31, 1998.


     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of a credit agreement and other funding obligations of Andrx to Cybear.

                            PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of Cybear as of the date of this Prospectus, by each person owning more than 5% of such common stock, each of the directors and executive officers and all directors and executive officers as a group:



                                                                     PERCENT OF CLASS OUTSTANDING
NAME AND ADDRESS OF                      AMOUNT AND NATURE OF   --------------------------------------
BENEFICIAL OWNER(1)(2)                   BENEFICIAL OWNERSHIP    BEFORE OFFERING     AFTER OFFERING(7)
-------------------------------------   ---------------------   -----------------   ------------------
Andrx Corporation ...................    12,536,667(6)           94.5%                77.1%
Alan P. Cohen .......................    12,536,667(3)(6)        94.5%                77.1%
Edward E. Goldman, M.D. .............       650,000(4)            4.9%                 4.0%
John Klein ..........................       444,444(5)            3.3%                 2.7%
Scott Lodin .........................    12,536,667(3)(6)        94.5%                77.1%
Angelo Malahias .....................    12,536,667(3)(6)        94.5%                77.1%
Melvin Sharoky, M.D. ................    12,536,667(3)(6)        94.5%                77.1%
All officers and directors as a group
  (8 persons) .......................    12,981,111              97.0%                79.2%

----------------
(1) Except as indicated, the address of each person named in the table is c/o Cybear, Inc., 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431.

(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this prospectus.

(3) Represents shares of common stock owned indirectly by Andrx.

(4) Consists of shares of common stock issuable upon the exercise of a warrant issued to Dr. Goldman by Andrx exercisable beginning on April 30, 1999 having an exercise price of $3.00 per share.

(5) Includes 111,111 shares of common stock issuable upon the exercise of stock options that vest within 60 days from the date of this prospectus.

(6) Includes 650,000 shares of common stock deemed to be beneficially owned by Edward E. Goldman, M.D.

(7) Does not give effect to the issuance of an estimated 450,000 shares of common stock to Andrx in connection with the conversion of amounts due to Andrx. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------
     As of the date of this prospectus, Cybear's authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, 13,269,400 shares of which are outstanding and 2,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding.


COMMON STOCK


     Subject to the rights of the holders of any preferred stock that may be outstanding (none are be outstanding as of the date of this prospectus), each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or provision for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

     Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.


PREFERRED STOCK


     Cybear's Board of Directors has the authority to issue 2,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of stockholders. Cybear has no present plans to issue shares of preferred stock.


ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS


     GENERAL. Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.


     RESTRICTIONS ON REMOVAL OF DIRECTORS. The Certificate of Incorporation and Bylaws of Cybear provide that directors may only be removed for cause and only upon the affirmative vote of the holders of at least three-fourths of the outstanding shares of capital stock entitled to vote. These provisions, when coupled with the provision of Cybear's Certificate of Incorporation and Bylaws authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.


     SPECIAL MEETING OF STOCKHOLDERS. Cybear's Certificate of Incorporation and Bylaws provide that special meetings of Cybear's stockholders be called only by a majority of the Board of Directors, the President of Cybear or holders of not less than one half of Cybear's outstanding voting stock.


     AMENDMENT OF CERTIFICATE OF INCORPORATION. The provisions identified above contained in Cybear's Certificate of Incorporation can only be amended by the affirmative vote of three-fourths of the outstanding shares of Cybear's capital stock.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW


     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the proposed business combination, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT


     The transfer agent for Cybear's common stock is Continental Stock Transfer & Trust Company, New York, New York.



                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------
     When the offering is completed, Cybear will have a total of 16,269,400 shares of common stock outstanding, excluding an estimated 450,000 shares of common stock to be issued to Andrx Corporation. See "Certain Transactions." The 3,000,000 shares offered by this prospectus, and 269,400 currently outstanding shares of Common Stock, will be freely tradable unless they are purchased by "affiliates" of Cybear, as defined in Rule 144 under the Securities Act of 1933. The remaining 13,000,000 shares are "restricted," which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Substantially all of these shares will be eligible for resale beginning in November 1999, subject to the volume limitations and other requirements of Rule 144.


     The holders of 12,870,000 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

                                 UNDERWRITING
--------------------------------------------------------------------------------
     Cybear has entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, CIBC Oppenheimer Corp. and Gruntal & Co., L.L.C. are acting as representatives of the underwriters.


     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.


UNDERWRITER                           NUMBER OF SHARES
----------------------------------   -----------------
Warburg Dillon Read LLC ..........
CIBC Oppenheimer Corp. ...........
Gruntal & Co., L.L.C. ............
                                            ---------
Total ............................          3,000,000
                                            =========

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.


     The representatives have advised Cybear that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $      per share. The underwriters may also allow, and such
dealers may allow, a concession not in excess of $      per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.


     Cybear has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 450,000 additional shares from Cybear to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to
public will be $     , the total proceeds to Cybear will be $     . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.


     The following table provides information regarding the amount of the discount to be paid to the underwriters by Cybear:



               TOTAL WITHOUT EXERCISE OF     TOTAL WITH FULL EXERCISE
 PER SHARE       OVER-ALLOTMENT OPTION       OF OVER-ALLOTMENT OPTION
-----------   ---------------------------   -------------------------
   $                    $                            $

     Cybear estimates that the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000.


     Cybear has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Cybear, its officers and directors and Andrx have agreed to a 180-day "lock up" with respect to 12,870,000 shares of common stock and certain other Cybear securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, Cybear and such persons may not offer, sell, pledge or otherwise dispose of these Cybear securities without the prior written consent of Warburg Dillon Read LLC.


     The representatives have informed Cybear that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.


     The underwriters have reserved for sale up to       shares for employees,
directors and certain other persons associated with Cybear. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.


     Prior to this offering, there has been only a very limited public market for the common stock. Consequently, the offering price for the common stock has been determined by negotiations between Cybear and the underwriters and is not necessarily related to Cybear's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which Cybear competes, an assessment of Cybear's management, Cybear's prospects, its capital structure and certain other factors as were deemed relevant.


     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:


     /bullet/ Stabilizing transactions - The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     /bullet/ Over-allotments and syndicate covering transactions - The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     /bullet/ Penalty bids - If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.


     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.


     Neither Cybear nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


     Cybear and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T-3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T-3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next 3 succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.



                                 LEGAL MATTERS
--------------------------------------------------------------------------------
     Broad and Cassel, a partnership including professional associations, Miami, Florida will give an opinion regarding the validity of the common stock offered under this prospectus. Certain legal matters relating to the offering will be passed upon for the underwriters by Greenberg Traurig, P.A., Miami, Florida.



                                    EXPERTS
--------------------------------------------------------------------------------
     The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------
     Cybear has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, Cybear files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by Cybear at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange
Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Cybear's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http:// www.sec.gov.


     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever reference is made in this prospectus to any contract or other document of Cybear, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or the document.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                 PAGE
                                                                -----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ..........    F-2

CONSOLIDATED BALANCE SHEETS .................................    F-3

CONSOLIDATED STATEMENTS OF OPERATIONS .......................    F-4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT ............    F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS .......................    F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..................    F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To Cybear, Inc.:


     We have audited the accompanying consolidated balance sheets of Cybear, Inc. (a Delaware corporation in the development stage) and subsidiary, a 95% owned subsidiary of Andrx Corporation and subsidiaries, as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the period from February 5, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and for the cumulative period from February 5, 1997 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cybear, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 5, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and for the cumulative period from February 5, 1997 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
     February 12, 1999.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS




                                                                                      DECEMBER 31,
                                                                            ---------------------------------
                                                                                  1997              1998
                                                                            ---------------   ---------------
ASSETS
Current assets:
 Cash ...................................................................    $      1,000      $      3,983
 Receivable from Blue Lake Ltd. .........................................              --           366,000
 Prepaid expenses .......................................................          30,707           194,385
                                                                             ------------      ------------
  Total current assets ..................................................          31,707           564,368
Property and equipment, net .............................................         189,065         2,406,629
Software development costs ..............................................              --           358,000
Software license ........................................................         160,000                --
Other assets ............................................................          14,684             2,954
                                                                             ------------      ------------
  Total assets ..........................................................    $    395,456      $  3,331,951
                                                                             ============      ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable .......................................................    $     64,813      $  1,153,059
 Accrued liabilities ....................................................          76,533           301,782
 Due to Andrx Corporation ...............................................       1,268,773         2,344,727
                                                                             ------------      ------------
  Total current liabilities .............................................       1,410,119         3,799,568
                                                                             ------------      ------------
Commitments and contingencies (Notes 7 and 11)
Shareholders' deficit:
Convertible preferred stock, $.01 par value; 2,000,000 shares authorized,
  none issued and outstanding at December 31, 1997 and 1998 .............              --                --
Common stock, $.001 par value; 25,000,000 shares authorized,
  13,000,000 and 13,269,400 shares issued and outstanding
  at December 31, 1997 and 1998, respectively ...........................          13,000            13,269
Additional paid-in capital ..............................................         530,906         3,558,695
Deficit accumulated during development stage ............................      (1,558,569)       (4,039,581)
                                                                             ------------      ------------
  Total shareholders' deficit ...........................................      (1,014,663)         (467,617)
                                                                             ------------      ------------
   Total liabilities and shareholders' deficit ..........................    $    395,456      $  3,331,951
                                                                             ============      ============

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS





                                                  FOR THE PERIOD FROM                             CUMULATIVE FROM
                                                    FEBRUARY 5, 1997                             FEBRUARY 5, 1997
                                                     (INCEPTION) TO       FOR THE YEAR ENDED      (INCEPTION) TO
                                                   DECEMBER 31, 1997       DECEMBER 31, 1998     DECEMBER 31, 1998
                                                 ---------------------   --------------------   ------------------
Revenues:
 Software development services to
   Andrx Corporation .........................       $     95,927            $         --          $     95,927
                                                     ------------            ------------          ------------
Operating expenses:
 Software development ........................            945,497               1,621,422             2,566,919
 General and administrative ..................            680,779               2,264,252             2,945,031
 Write-off of software license ...............                 --                 159,897               159,897
 Litigation settlement charge ................                 --                 125,000               125,000
                                                     ------------            ------------          ------------
Total operating expenses .....................          1,626,276               4,170,571             5,796,847
                                                     ------------            ------------          ------------
Loss from operations .........................         (1,530,349)             (4,170,571)           (5,700,920)
Interest expense on due to Andrx
  Corporation ................................            (28,220)               (210,441)             (238,661)
                                                     ------------            ------------          ------------
Loss before income taxes .....................         (1,558,569)             (4,381,012)           (5,939,581)
Income tax benefit ...........................                 --               1,900,000             1,900,000
                                                     ------------            ------------          ------------
Net loss .....................................       $ (1,558,569)           $ (2,481,012)         $ (4,039,581)
                                                     ============            ============          ============
Basic and diluted net loss per share .........       $      (0.12)           $      (0.19)         $      (0.31)
                                                     ============            ============          ============
Basic and diluted weighted average shares of
  common stock outstanding ...................         12,768,303              13,030,999            12,906,266
                                                     ============            ============          ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT




                                                        CONVERTIBLE
                                                      PREFERRED STOCK           COMMON STOCK
                                                  ----------------------- ------------------------
                                                      SHARES      AMOUNT      SHARES      AMOUNT
                                                  ------------- --------- ------------- ----------
FEBRUARY 5, 1997 (INCEPTION) ....................          --    $    --           --    $    --
Issuance of shares of common stock to
 Andrx Corporation as promoter ..................          --         --   12,870,000     12,870
Issuance of shares of convertible
 preferred stock ................................     130,000        130           --         --
Shares of common stock issued in
 connection with conversion of shares of
 convertible preferred stock ....................    (130,000)      (130)     130,000        130
Options granted to consultants ..................          --         --           --         --
Net loss ........................................          --         --           --         --
                                                     --------    -------   ----------    -------
BALANCE, DECEMBER 31, 1997 ......................          --         --   13,000,000     13,000
Shares of common stock issued in
 connection with merger with 1997 Corp. .........          --         --      269,400        269
Conversion of due to Andrx Corporation
 upon consummation of merger with
 1997 Corp. .....................................          --         --           --         --
Options granted to consultants ..................          --         --           --         --
Net loss ........................................          --         --           --         --
                                                     --------    -------   ----------    -------
BALANCE, DECEMBER 31, 1998 ......................          --    $    --   13,269,400    $13,269
                                                     ========    =======   ==========    =======



                                                                    DEFICIT
                                                                  ACCUMULATED
                                                    ADDITIONAL       DURING          TOTAL
                                                     PAID-IN      DEVELOPMENT    SHAREHOLDERS'
                                                     CAPITAL         STAGE          DEFICIT
                                                  ------------- --------------- ---------------
FEBRUARY 5, 1997 (INCEPTION) ....................  $       --    $         --    $          --
Issuance of shares of common stock to
 Andrx Corporation as promoter ..................     487,130              --          500,000
Issuance of shares of convertible
 preferred stock ................................      29,870              --           30,000
Shares of common stock issued in
 connection with conversion of shares of
 convertible preferred stock ....................          --              --               --
Options granted to consultants ..................      13,906              --           13,906
Net loss ........................................          --      (1,558,569)      (1,558,569)
                                                   ----------    ------------    -------------
BALANCE, DECEMBER 31, 1997 ......................     530,906      (1,558,569)      (1,014,663)

Shares of common stock issued in
 connection with merger with 1997 Corp. .........        (269)             --               --
Conversion of due to Andrx Corporation
 upon consummation of merger with
 1997 Corp. .....................................   3,012,452              --        3,012,452
Options granted to consultants ..................      15,606              --           15,606
Net loss ........................................          --      (2,481,012)      (2,481,012)
                                                   ----------    ------------    -------------
BALANCE, DECEMBER 31, 1998 ......................  $3,558,695    $ (4,039,581)   $    (467,617)
                                                   ==========    ============    =============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                   FOR THE PERIOD FROM                             CUMULATIVE FROM
                                                     FEBRUARY 5, 1997                             FEBRUARY 5, 1997
                                                      (INCEPTION) TO       FOR THE YEAR ENDED      (INCEPTION) TO
                                                    DECEMBER 31, 1997       DECEMBER 31, 1998     DECEMBER 31, 1998
                                                  ---------------------   --------------------   ------------------
Cash flows from operating activities:
 Net loss .....................................       $ (1,558,569)           $ (2,481,012)         $ (4,039,581)
 Adjustments to reconcile net loss to net
   cash used in operating activities--
  Write-off of software license ...............                 --                 159,897               159,897
  Provision for litigation settlement .........                 --                 125,000               125,000
  Depreciation and amortization ...............             51,470                 123,662               175,132
  Non cash charges for options
    granted to consultants ....................             13,906                  15,606                29,512
  Changes in operating assets
    and liabilities:
   Receivable from Blue Lake Ltd. .............                 --                (366,000)             (366,000)
   Prepaid expenses ...........................            (30,707)               (163,678)             (194,385)
   Other assets ...............................            (14,684)                 11,730                (2,954)
   Accounts payable ...........................             64,813               1,088,246             1,153,059
   Accrued liabilities ........................             76,533                 100,249               176,782
                                                      ------------            ------------          ------------
    Net cash used in operating activities......         (1,397,238)             (1,386,300)           (2,783,538)
                                                      ------------            ------------          ------------
Cash flows from investing activities:
 Purchases of property and equipment ..........           (240,535)             (2,341,123)           (2,581,658)
 Software development costs ...................                 --                (358,000)             (358,000)
 Purchase of software license .................           (160,000)                     --              (160,000)
                                                      ------------            ------------          ------------
   Net cash used in investing activities ......           (400,535)             (2,699,123)           (3,099,658)
                                                      ------------            ------------          ------------
Cash flows from financing activities:
 Advances from Andrx Corporation ..............          1,268,773               5,988,406             7,257,179
 Payments on due to Andrx Corporation .........                 --              (1,900,000)           (1,900,000)
 Proceeds from issuance of shares of
   common stock ...............................            500,000                      --               500,000
 Proceeds from promissory note issued for
   purchase of shares of convertible
   preferred stock ............................             30,000                      --                30,000
                                                      ------------            ------------          ------------
   Net cash provided by
      financing activities ....................          1,798,773               4,088,406             5,887,179
                                                      ------------            ------------          ------------
Net increase in cash ..........................              1,000                   2,983                 3,983
Cash, beginning of period .....................                 --                   1,000                    --
                                                      ------------            ------------          ------------
Cash, end of period ...........................       $      1,000            $      3,983          $      3,983
                                                      ============            ============          ============
Supplemental disclosure of non-cash activities:
Conversion of due to Andrx Corporation into
  additional paid-in capital ..................       $         --            $  3,012,452          $  3,012,452
                                                      ============            ============          ============

 The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1998

(1)  GENERAL


     Cybear, Inc. ("Cybear" or the "Company"), a Delaware corporation in the development stage, was incorporated on February 5, 1997. As of December 31, 1998, Cybear, Inc. was a 95% owned subsidiary of Andrx Corporation ("Andrx"). Cybear is an information technology company using the Internet and Internet-based applications designed to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. The Company is developing its Solutions product line, an Internet Service Provider ("ISP") system that provides information and Internet-based productivity applications to physicians, physician organizations, pharmacies and hospitals. From February 5, 1997 (inception) through December 31, 1998, the Company's principal activities have consisted of developing its products, establishing its administrative, selling and marketing, customer support and network operations infrastructure and providing software development services to Andrx.


RECAPITALIZATION


     On November 20, 1998, Cybear, Inc. ("Cybear, Inc. (FL)"), a Florida corporation, merged with 1997 Corp. (the "Merger") pursuant to a Merger Agreement and Plan of Reorganization, dated July 15, 1998 ("the Merger Agreement"). 1997 Corp. was a "blank check" company that had a registration statement on file with the Securities and Exchange Commission ("SEC") to seek a business combination with an operating entity. Upon consummation of the Merger, Cybear, Inc. (FL) became a wholly owned subsidiary of 1997 Corp. and 1997 Corp. changed its name to Cybear, Inc. 1997 Corp. (now called Cybear, Inc.) remains the continuing registrant for SEC reporting purposes. The Merger was intended to be a tax-free reorganization for federal income tax purposes and was treated as a recapitalization of Cybear, Inc. (FL) for accounting and financial reporting purposes.


     Under the terms of the Merger Agreement, all outstanding Cybear, Inc. (FL) common shares were cancelled and were converted by virtue of the Merger into a total of 13,000,000 1997 Corp. common shares. All outstanding employee stock options of Cybear, Inc. (FL) were assumed by 1997 Corp. There was no change in the ownership of the 270,000 registered shares of 1997 Corp. common stock outstanding immediately prior to the Merger (after giving effect to a five-for-one common stock dividend payable on each of the 45,000 outstanding shares of 1997 Corp.). As required by Rule 419 promulgated pursuant to the Securities Act of 1933, as amended, stockholders of 1997 Corp. were required to reconfirm their purchase of 1997 Corp.'s common shares and each stockholder who rejected or failed to approve the Merger Agreement was paid his or her pro rata share of the funds deposited in the Rule 419 escrow account at Continental Stock Transfer and Trust Company, or approximately $5.13 per share. Funds were returned for a total of 100 shares.


     The result of the Merger was that the holders of Cybear Inc. (FL)'s common stock prior to the Merger own 13,000,000 shares of Cybear, Inc.'s common stock or approximately 98% of Cybear, Inc.'s common stock and the 1997 Corp.'s original shareholders own 269,400 shares of Cybear, Inc.'s common stock or approximately 2% of Cybear, Inc.'s common stock.


MANAGEMENT'S PLANS


     From February 5, 1997 (inception) through December 31, 1998, the Company has incurred a net loss of $4,039,581 and has been dependent upon funding from Andrx. Management anticipates

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(1)  GENERAL--(CONTINUED)

incurring additional net losses in the near term, as the focus of the Company's business is to develop and market its products. In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4,000,000 on its own (whether through debt or equity) or 12 months from the consummation of the Merger, whichever date is earlier and that Andrx will make at least $3,000,000 available to Cybear on Cybear's demand. Interest will accrue on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2% (see Note 8).

     Cybear is planning to introduce Solutions MD to the healthcare community in the first quarter of 1999. The Company has not yet completed third-party testing of its Internet-based management applications or the development or testing of certain system enhancements. The Company will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. There can be no assurance that Cybear will successfully develop its products, achieve or sustain profitability or positive cash flow from its operations.

     The likelihood of the success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. Cybear's business risks include its limited operating history, its history of losses, the emerging and competitive nature of its markets, the greater financial, marketing and other resources of its competitors, the rapid technology change in its industry, changes in government regulations, dependence on network infrastructure, telecommunications carriers and content providers, dependence on a limited number of key personnel, dependence on continued growth in the use of the Internet and its adoption as an advertising medium, security risks involved with Internet commerce and market acceptance and profitability of its products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Cybear, Inc. and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT, NET

     Property and equipment is recorded at cost less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the following estimated useful lives:

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   Computer hardware and software .........   3 years
   Furniture and fixtures .................   5 years
   Leasehold improvements .................   Lesser of useful life or term of lease

     Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.


SOFTWARE LICENSE, NET


     In 1997, Cybear entered into an agreement with a third party to license the use of their software as a means to handle certain types of electronic data interchanges ("EDI") messages in the Company's Internet-based management applications. As of December 31, 1997, the Company had capitalized $160,000 under this agreement. In the fourth quarter of 1998, new EDI standards were approved for use in the medical systems community in the U.S. and are now released as open standards to the development community. The Company has now adopted these new standards to be compatible with the industry standards and has integrated them into its software development process. This has rendered obsolete the software licensed by the Company. Accordingly, the Company has written off its software license in its consolidated statement of operations for the year ended December 31, 1998.


IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


     The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be recognized, the book value of the asset would be compared to the market value or expected future cash flow value. Except for the write-off of its software license as noted above, such provisions had no impact on the Company's financial position or results of operations as of or for the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998.


REVENUE RECOGNITION


     Software development service revenues which to date have been rendered to Andrx are recognized at the time the services are rendered.


SOFTWARE DEVELOPMENT COSTS


     SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. Software development costs are amortized, on a product-by-product basis,

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

using the straight-line method over a maximum of five years or the expected life of the product, whichever is less. As of December 31, 1998, the Company has achieved technical feasibility for Solutions MD but not for its Internet-based management applications. Accordingly, the capitalized software development costs represent only costs associated with the development of the Company's Solutions MD product. Software development costs for Solutions MD were incurred with third-party vendors. The Company did not record any amortization of its capitalized software development costs in the year ended December 31, 1998 as it had not yet released Solutions MD.


START-UP COSTS


     All costs to organize the Company and start up its operations are expensed as incurred.


STOCK-BASED COMPENSATION


     Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued to employees under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are applied, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, the Company recognized compensation costs for options granted to non-employees under the provisions of APB No. 25, and the Company has provided the expanded disclosure required by SFAS No. 123 (see Note 10).


INCOME TAXES


     The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". The provisions of SFAS No. 109 require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial reporting and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not". The Company's taxable results will be included in the consolidated income tax return of Andrx as long as Andrx owns at least 80% of the common stock of the Company (see Note 6).


NET LOSS PER SHARE


     SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings or loss per share. The provisions of SFAS No. 128 are effective for financial statements for periods ended after December 15, 1997. The Company has adopted the provisions of SFAS No. 128.


     For the period from February 5, 1997 (inception) to December 31, 1997, and for the year ended December 31, 1998, basic and diluted net loss per share is based on the weighted average number of

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

shares of common stock outstanding. Since the effect of common stock equivalents was antidilutive, all such equivalents were excluded in diluted loss per share.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     As of December 31, 1997 and 1998, the carrying amounts of the receivable from Blue Lake Ltd., the accounts payable, accrued liabilities and the due to Andrx approximate fair value. In accordance with SFAS No. 107, "Disclosures about fair value of financial instruments", the fair value of the due to Andrx was estimated based on future cash flows discounted at current interest rates available to the Company for instruments with similar characteristics.


COMPREHENSIVE INCOME


     SFAS No. 130, "Reporting Comprehensive Income", requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted the provisions of SFAS No. 130 as of January 1, 1998. The adoption of the provisions of this standard had no impact on the Company's existing reporting disclosures. Cybear's comprehensive losses and net losses are the same for all periods presented.


BUSINESS SEGMENTS


     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has adopted the provisions of SFAS No. 131 in the year ended December 31, 1998, as required. Currently, the Company does not believe it has any separately reportable business segments or other disclosure information required by the Statement.


DERIVATIVES


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.


     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the provision of SFAS No. 133 as of the beginning of any fiscal quarter after issuance.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to
(a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of adoption of SFAS No. 133.


RECLASSIFICATION


     Certain prior year amounts have been reclassified to conform to the current year presentation.


(3) RECEIVABLE FROM BLUE LAKE LTD.


     In September 1998, the Company entered into a lease agreement with Blue Lake Ltd. ("Blue Lake") to house its corporate headquarters and network systems (see Note 7). As part of the lease agreement, Blue Lake has agreed to pay the Company $406,667 ("Landlord Contribution") of the total costs incurred by the Company to improve the rented space prior to its occupancy. Payment of the Landlord Contribution is due 30 days from the date of receipt by Blue Lake of copy of an invoice and other support documents from the contractor. As of December 31, 1998, 90% of the leasehold improvements were completed and invoiced, and as such the Company recorded a receivable of $366,000 from Blue Lake.


(4) PROPERTY AND EQUIPMENT, NET


     Property and equipment is summarized as follows:


                                                                       DECEMBER 31,
                                                               -----------------------------
                                                                   1997            1998
                                                               ------------   --------------
   Computer hardware and software ..........................    $ 164,410      $ 1,806,831
   Furniture and fixtures ..................................       73,408          241,911
   Leasehold improvements ..................................        2,717          532,916
                                                                ---------      -----------
                                                                  240,535        2,581,658
   Less: accumulated depreciation and amortization .........      (51,470)        (175,029)
                                                                ---------      -----------
   Property and equipment, net .............................    $ 189,065      $ 2,406,629
                                                                =========      ===========

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
(5) ACCRUED LIABILITIES


     Accrued liabilities consist of the following:


                                                    DECEMBER 31,
                                             --------------------------
                                                 1997          1998
                                             -----------   ------------
   Payroll and employee benefits .........    $ 76,533      $ 116,782
   Litigation settlement charge ..........          --        125,000
   Other .................................          --         60,000
                                              --------      ---------
                                              $ 76,533      $ 301,782
                                              ========      =========

(6) INCOME TAXES


     The components of the income tax benefit are summarized as follows:


                             DECEMBER 31,
                        ----------------------
                         1997         1998
                        ------   -------------
   Current ..........   $ --      $1,900,000
   Deferred .........     --              --
                        ----      ----------
   Total ............   $ --      $1,900,000
                        ====      ==========

     The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate income tax returns. The tax benefit reflects the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.


     Deferred income taxes represent the tax effect of the difference between the financial reporting and tax bases of assets and liabilities. The major components of deferred tax assets and liabilities are as follows:


                                                      DECEMBER 31,
                                               ---------------------------
                                                   1997           1998
                                               ------------   ------------
   Net operating loss carryforward .........    $  576,500     $  324,989
   Tax over book depreciation ..............        (2,597)        (7,525)
   Operating reserves ......................            --         24,704
   Software license ........................       (50,180)            --
                                                ----------     ----------
                                                   523,723        342,168
   Valuation allowance .....................      (523,723)      (342,168)
                                                ----------     ----------
     Net ...................................    $       --     $       --
                                                ==========     ==========

     As of December 31, 1998, the Company has a net operating loss carryforward in the amount of approximately $800,000 which is available to offset future earnings. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net deferred tax assets given the Company's history of net losses. Net operating loss carryforwards are subject to

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(6) INCOME TAXES--(CONTINUED)

review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.


(7) COMMITMENTS


EMPLOYMENT CONTRACTS


     The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through September 2003. Such agreements provide for annual base salary, stock options, severance packages and in some instances, signing and/or incentive bonuses or deferred compensation.


     Future commitments under employment agreements at December 31, 1998 are as follows:


  1999 ...........   $  608,000
  2000 ...........      545,000
  2001 ...........      450,000
  2002 ...........      450,000
  2003 ...........      313,000
                     ----------
                     $2,366,000
                     ==========

     In addition, as part of the Company's President's employment agreement, Andrx has issued to the Company's President 20,000 options to purchase common stock of Andrx, at its then current market price, vesting in four annual increments of 5,000 shares on the anniversary of the date of grant and for payment of $50,000, a warrant to purchase 650,000 shares of common stock of the Company exercisable at its then market price of $3.00 per share, beginning on April 30, 1999 ("Warrant Exercise Date"). The warrant expires seven years after the Warrant Exercise Date, subject to contractual obligations with Andrx. As such transactions were effected at market prices, there is no impact on the Company's accompanying consolidated financial statements.


PRODUCT LIABILITY


     Software products such as those to be offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's potential customers may deploy these products. There can be no assurance that defects, errors or difficulties will not cause delays in product introductions, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by potential customers, errors will not be found after commencement of commercial introduction, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(7) COMMITMENTS--(CONTINUED)

OPERATING LEASES


     In September 1998, Cybear entered into a lease with Blue Lake Ltd. (see
Note 3) for 18,400 square feet of space in Boca Raton, Florida to house its corporate headquarters and network systems. In January 1999, the leased premises were enlarged to 21,648 square feet. The lease provides for an annual base rent of $271,000 excluding taxes, insurance, utilities and common area maintenance charges and has a five-year term commencing on January 1, 1999 with one five-year renewal option at market rates.


     In November, 1998, the Company entered into a sublease with Strategy Business and Technology Solutions, LLC, a company owned by the chairman of the Company (see Note 8), for 4,000 square feet of office space in Ridgefield Park, New Jersey to house its business development and sales activities. The lease provides for $120,000 and $5,000 in annual base rent and electricity, respectively, and has a five-year term commencing on November 1, 1998. In addition, the Company agreed to pay a security deposit of $20,000. For the year ended December 31, 1998, the Company has recorded an expense of $20,834 relative to this lease which had not been paid as of December 31, 1998.


     In October 1998, the Company entered into a three year lease with Bell South Telecommunications, Inc. to provide business Internet service to the Company. This lease is effective January 1999 and provides for $159,000 in annual recurring charges.


     In addition, the Company leases various office equipment and telephone lines under operating leases. The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year, as of December 31, 1998:


  1999 ...........    $   994,000
  2000 ...........      1,004,000
  2001 ...........        979,000
  2002 ...........        566,000
  2003 ...........        537,000
                      -----------
                      $ 4,080,000
                      ===========

     Rent expense amounted to $130,000 for the period from February 5, 1997 (inception) to December 31, 1997 and $145,000 for the year ended December 31, 1998.


PREFERRED VENDOR AGREEMENTS


     In 1998, the Company entered into a three-year strategic alliance with The IPA Association of America ("TIPAAA"), the nation's leading trade association focused on physician independent practice associations whereby Cybear will become the preferred ISP and Internet business applications provider for TIPAAA. In consideration of its preferred vendor status, Cybear agreed to make to TIPAAA three $100,000 annual payments and to grant TIPAAA an option to purchase 100,000 shares of its common stock . The first 30,000 of such options have an exercise price of $3.00 per share and have a seven (7) year term and shall vest at the rate of one share for every two TIPAAA physicians that become and remain a Cybear user for a minimum of three months. In the event, that all such

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(7) COMMITMENTS--(CONTINUED)

options are not vested by the expiration date of the agreement, such options shall vest in 2003. After such 30,000 have vested, the remaining 70,000 options will vest at the rate of one share for every two TIPAAA physicians that become and remain a Cybear user for a minimum of three months during the term of this agreement. These 70,000 options will have an exercise price equal to the market price of Cybear common stock on the date such options vest and shall have a five (5) year term from the date of grant. The Company will record charges to earnings for the options that vest. In the year ended December 31, 1998, the Company has paid and recorded the annual fee of $100,000 to prepaid expenses. The Company will start amortizing the annual fees over the term of its contract with TIPAAA when its Solutions MD product is launched.


     In February 1999, the Company entered into a three-year agreement with PhyMatrix Corporation ("PhyMatrix") whereby Cybear will receive preferential access to all PhyMatrix physicians to use Cybear's ISP and applications. PhyMatrix will use Cybear's applications as the means of communicating with its physician group practices and independent practice associations ("PhyMatrix Business Partners") and PhyMatrix will market Cybear's ISP and its applications for business development purposes. In consideration of its preferred vendor status, Cybear agreed to, among other things, to consult with and provide advice to PhyMatrix concerning hardware and software that may be required by PhyMatrix to electronically communicate with the PhyMatrix Business Partners, to create, when commercially practicable, applications and efficiencies that are of interest to PhyMatrix, to advance to PhyMatrix the funds for hook-ups or dial-up modems that Cybear believes to be reasonably necessary to run Cybear's applications and establish electronic communications between the PhyMatrix Business Partners, and after recouping any advance noted above, pay to PhyMatrix, on a quarterly basis, 50% of the net revenues (defined as the total amount collected by Cybear before interest and taxes attributable thereto) that Cybear derives from PhyMatrix directly or from the PhyMatrix Business Partners or from any business developed through PhyMatrix.


LICENSE AGREEMENT


     In October 1998, the Company entered into a three-year license agreement effective January 1999, with Medimedia USA, Inc. ("MMUSA") whereby MMUSA granted a non exclusive license to use the InfoScan formulary database ("Licensed Product") and related documentation for the lookup of drug formulary statuses by the Company and its customers. The Company is permitted to use the Licensed Product internally and to integrate it into its software products. In return, the Company has agreed to pay MMUSA an annual database access fee of $20,000 and a fee per prescription equal to 10% of the Company's receipts per script from licensees, users, subscribers or retail pharmacies connecting to Cybear client installations. Total fees paid by Cybear shall not exceed $150,000 in any one year. In the year ended December 31, 1998, the Company has paid and recorded the annual database access fee of $20,000 to prepaid expenses. The annual fee will be amortized in 1999.


(8) RELATED PARTY TRANSACTIONS


     The Company and Andrx have a corporate services agreement whereby Andrx provides the Company with various services of its management such as executive management, accounting and

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(8) RELATED PARTY TRANSACTIONS--(CONTINUED)

finance, legal, payroll and human resources. For the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, the Company incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $110,000 for the period from February 5, 1997 (inception) to December 31, 1997 and $120,000 for the year ended December 31, 1998.


     The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate income tax returns. The Company recorded a tax benefit of $1,900,000 for the year ended December 31, 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement (see Note 6).


     Due to Andrx in the accompanying balance sheets represents advances from Andrx to fund the Company's operations and the related accrued interest. Such advances bear interest at prime (7.75% at December 31, 1998) plus 1/2%. On November 20, 1998, upon consummation of the merger with 1997 Corp., the then outstanding Due to Andrx of $3,012,452 was converted into additional paid-in capital to the Company. In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4,000,000 on its own (whether through debt or equity) or 12 months from the consummation of the merger with 1997 Corp., whichever date is earlier and that Andrx will make at least $3,000,000 available to Cybear on Cybear's demand. The Company recorded $28,220 in interest expense on the Due to Andrx for the period from February 5, 1997 (inception) to December 31, 1997 and $210,441 for the year ended December 31, 1998. As of December 31, 1998, the Company has not paid any interest expense on the Due to Andrx.


     From February 5, 1997 (inception) to December 31, 1997, the Company provided Andrx with software development services. The Company charged Andrx based on mutually agreed upon allocation methods. Software development services charged to Andrx were $95,927 for the period from February 5, 1997 (inception) to December 31, 1997. The Company did not provide Andrx with software development services for the year ended December 31, 1998.

     In February 1997, Cybear entered into an agreement with Group One Enterprises, Inc. ("Group One"), a minority shareholder of the Company, whereby Group One agreed to provide certain consulting services to the Company. The agreement with Group One was terminated in 1997. Costs incurred for services provided by Group One were $68,000 for the period from February 5, 1997 (inception) to December 31, 1997.

     In September 1998, Andrx agreed to sell to the Company's chairman 333,333 shares of Cybear common stock for $1 million or at its then current market price of $3.00 per share. Andrx will use such proceeds to fund its loan commitment to Cybear. As of December 31, 1998, Andrx had sold 233,333 shares to the Company's chairman for $700,000. In January 1999, Andrx sold the remaining 100,000 under this agreement to the Company's chairman for $300,000. As such transactions were effected at market prices, there is no impact on the Company's accompanying consolidated financial statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998

(9) CONVERTIBLE PREFERRED STOCK


     In February 1997, the Company issued 130,000 shares of convertible preferred stock to Group One for a promissory note of $30,000. The fair value of the convertible preferred stock was $0.23 per share as determined by the Company's Board of Directors. As of December 31, 1997, the promissory note was paid in full. The preferred stock issued had the same voting and dividend rights as the common stock but had a liquidation preference and was convertible into common stock of the Company on a one-for-one basis if the consulting agreement with Group One was terminated before an initial public offering. The agreement with Group One was terminated in 1997 and the 130,000 shares of preferred stock were converted into 130,000 shares of common stock.


(10) STOCK INCENTIVE PLAN


     The Company has reserved 1,000,000 shares of its common stock for issuance under its 1997 Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options are available to directors, officers, employees or consultants to the Company. The terms of each option agreement are determined by the Company's Board of Directors or its compensation committee (the "Committee"). The terms for, and exercise price at which any stock option may be awarded is to be determined by the Committee. Options granted under the Plan must be exercised within ten years of the date of grant, unless a shorter period is designated at the time of grant. In January 1999, the Company's Board of Directors approved an amendment to the Company's Plan increasing the number of shares issuable under the Plan by 500,000 to 1,500,000.


     The Company accounts for options granted to employees under the Plan in accordance with the provisions of APB No. 25. Each stock option has an exercise price equal to the market price on the date of grant and, accordingly, no compensation expense has been recorded for any stock option grants to employees. Had compensation cost for the Company's stock options been based on fair value at the grant dates consistent with the methodologies of SFAS No. 123, the Company's pro forma basic and diluted net loss and basic and diluted net loss per share would have been $1,590,717 and $0.12 for the period from February 5, 1997 (inception) to December 31, 1997 and $2,581,962 and $0.20 for the year ended December 31, 1998, respectively.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998


(10) STOCK INCENTIVE PLAN--(CONTINUED)

     A summary of the Plan's activity is as follows:


                                                              OUTSTANDING                                EXERCISABLE
                                         ------------------------------------------------------   -------------------------
                                                                EXERCISE PRICE PER SHARE
                                                          -------------------------------------
                                            NUMBER OF                                                         WEIGHTED AVG.
                                             SHARES                                                             EXERCISE
                                          UNDER OPTION        LOW         HIGH       WID. AVG.     SHARES         PRICE
                                         --------------   ----------   ----------   -----------   --------   --------------
February 5, 1997 (inception) .........            --
Granted ..............................       350,000       $  1.00      $  1.00       $  1.00
                                             -------
December 31, 1997 ....................       350,000          1.00         1.00          1.00          --        $   --
Granted ..............................       705,083          2.00         3.00          2.81
Forfeited ............................       (70,000)         1.00         1.00          1.00
                                             -------
December 31, 1998 ....................       985,083       $  1.00      $  3.00       $  2.30      70,000        $ 1.00
                                             =======


                          OPTIONS OUTSTANDING AT                              EXERCISABLE OPTIONS AT
                            DECEMBER 31, 1998                                    DECEMBER 31, 1998
--------------------------------------------------------------------------   -------------------------
                                          WEIGHTED AVG.     WEIGHTED AVG.                WEIGHTED AVG.
                                         REMAINING LIFE        EXERCISE                    EXERCISE
RANGE OF EXERCISE PRICE       SHARES         (YEARS)            PRICE         SHARES         PRICE
-------------------------   ---------   ----------------   ---------------   --------   --------------
$  1.00 - $1.00             280,000             8.2               1.0         70,000        $ 1.00
$  2.00 - $2.00             130,500             9.4               2.0             --            --
$  3.00 - $3.00             574,583             9.8               3.0             --            --
                            -------                                           ------
                            985,083             9.3               2.3         70,000        $ 1.00
                            =======                                           ======

     The range of weighted average fair market value per share as of the grant date was $0.70 for the stock options granted during the period from February 5, 1997 (inception) to December 31, 1997 and $1.50 to $2.23 for the stock options granted during the year ended December 31, 1998. The fair market value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:



                                                FOR THE PERIOD FROM
                                                 FEBRUARY 5, 1997
                                                  (INCEPTION) TO       FOR THE YEAR ENDED
                                                 DECEMBER 31, 1997     DECEMBER 31, 1998
                                               --------------------   -------------------
   Risk-free interest rate .................            5.3%                   4.8%
   Average life of options (years) .........            6.0                    4.5
   Average volatility ......................             75%                    85%
   Dividend yield ..........................             --                     --

(11) LITIGATION


     On March 18, 1998, Andrx received a letter from counsel for Medix Resources, Inc. ("Medix") and its subsidiary, Cymedix Lynx Corporation ("Cymedix") alleging the theft and unlawful appropriation by Andrx, the Company, and certain directors, officers and employees of the Company and Andrx of certain computer medical software and internet medical communications technology

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998



(11) LITIGATION--(CONTINUED)

allegedly owned by Cymedix. The letter demanded trebled damages totaling $396.6 million pursuant to the civil theft provisions of Florida law, including Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. On March 23, 1998, the Company and Andrx filed a complaint against Medix and Cymedix in Broward County, Florida for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter. On June 2, 1998, Medix, on behalf of Cymedix, filed a complaint against the Company, Andrx and certain of their directors, officers and employees in Hillsborough County, Florida making the same allegations as were reflected in the aforesaid demand letter. On December 22, 1998, the Medix complaint was provisionally dismissed and transferred to Broward County, Florida by the Hillsborough County Court. In February 1999, this matter was settled, with all of the parties respectively releasing the others from any liability, through the payment to Medix of $125,000 which was accrued in the accompanying consolidated financial statements for the year ended December 31, 1998.


     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any other legal proceeding or aware of any other claim, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.


(12)  EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)


     On April 20, 1999, the Company filed a registration statement for a secondary public offering of its common stock. No assurance can be given that this offering will be consummated.

                                   [ARTWORK]










Cybear logo and the phrase, "Internet Solutions. for healthcare. for people."



Reproductions of Cybear's Internet web site "products and services" screen and two sample Solutions MD Internet portal screens.

--------------------------------------------------------------------------------

                               ----------------
                                  PROSPECTUS


                               ----------------
                                3,000,000 SHARES


                                 [CYBEAR LOGO]


                                 COMMON STOCK



WARBURG DILLON READ LLC                                     CIBC WORLD MARKETS
                             GRUNTAL & CO., L.L.C.



                                       , 1999

--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO
DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR
IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee .........   $   15,346.00
NASD filing fee .............................................        6,020.00
Nasdaq National Market listing fee ..........................       96,000.00
Printing and engraving expenses .............................      150,000.00
Accounting fees and expenses ................................      100,000.00
Legal fees and expenses .....................................      175,000.00
Blue Sky fees and expenses ..................................       20,000.00
Transfer Agent's fees and expenses ..........................        5,000.00
Miscellaneous ...............................................       32,634.00
                                                                -------------
   TOTAL ....................................................   $  600,000.00
                                                                =============

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and executive officers.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     Cybear issued an aggregate of 12,870,000 shares of its common stock to Andrx Corporation in February 1997. Cybear issued 5,000 shares of its common stock to Judith Hazelton and 10,000 shares of its common stock to Richard Campbell in March 1997, and an aggregate of 30,000 shares of its common stock to various shareholders in June 1997. Additionally, in December 1997, Cybear issued 130,000 shares of its common stock to Group One Enterprises as a result of its conversion of outstanding shares of Cybear's preferred stock.


     The foregoing securities were all issued without registration under the Securities Act of 1933, as amended, by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving public offering, each recipient of such securities having consented to the imposition of restrictive legends upon the certificates evidencing such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) EXHIBITS


EXHIBIT     DESCRIPTION
---------   -------------------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement(3)
 3.1        Registrant's Certificate of Incorporation, as amended(1)
 3.2        Registrant's Bylaws(2)
 3.3        Certificate of Ownership and Merger of Cybear, Inc. (FL) with and into the Registrant
 4.1        Specimen common stock certificate(3)
 5.1        Opinion of Broad and Cassel(3)
10.1        Stock Option Plan*(1)
10.2        Employment Agreement between the Registrant and Edward Goldman(1)
10.3        Letter Employment Agreement between the Registrant and Debra Richman(1)
10.4        Form of Indemnification Agreement between the Registrant and each of its directors and executive officers*(1)
10.5        Corporate Services Agreement between the Registrant and Andrx Corporation(2)
10.6        Credit Agreement between Andrx Corporation and the Registrant(2)
10.7        Tax Allocation Agreement between Andrx Corporation and the Registrant(1)
10.8        Letter Agreement between the Registrant and Andrx Corporation(3)
10.9        Lease Agreement relating to premises located at 5000 Blue Lake Dr., Suite 200, Boca Raton,
            Florida(1)
10.10       Lease Agreement relating to premises located at 105 Challenger Rd., Ridgefield Park, New
            Jersey(1)
23.1        Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)
23.2        Consent of Arthur Andersen LLP
23.3        Consent of Director Nominee Betsy S. Atkins
23.4        Consent of Director Nominee Philip Gerbino
23.5        Consent of Director Nominee Martin Reid Stoller, Ph.D.
25.1        Power of Attorney (included on the signature page of this Registration Statement)
27.1        Financial Data Schedule (SEC use only)

----------------
 *  Management Compensation Plan or Arrangement
(1) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2, including post-effective amendments thereto (File No. 333-24671) and incorporated herein by reference.
(3) To be filed by amendment.


     (b) FINANCIAL STATEMENT SCHEDULES


     Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 17. UNDERTAKINGS


     The Registrant undertakes:


   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with this Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volumes and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


     (iii) Include any additional or changed material information on the plan of distribution.


   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


   (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


   (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


   (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boca Raton, State of Florida, on April 19, 1999.

                                 CYBEAR, INC.


                                 By: /s/ EDWARD E. GOLDMAN, M.D.
                                     -------------------------------------------
                                 Name:    Edward E. Goldman, M.D.
                                 Title:   President and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Edward
E. Goldman, M.D. and John Klein or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             SIGNATURES                               TITLE                        DATE
-----------------------------------   ------------------------------------   ---------------
/s/ JOHN H. KLEIN                     Chairman and Director                  April 19, 1999
-----------------------------------
John H. Klein

/s/ EDWARD E. GOLDMAN, M.D.           President, Chief Executive Officer     April 19, 1999
-----------------------------------   and Director (Principal Executive
Edward E. Goldman, M.D.
                                      and Financial Officer)
/s/ CLAUDE BERTRAND                   Vice President and Controller          April 19, 1999
-----------------------------------   (Principal Accounting Officer)
Claude Bertrand

/s/ SCOTT LODIN                       Secretary and Director                 April 19, 1999
-----------------------------------
Scott Lodin

/s/ ALAN P. COHEN                     Director                               April 19, 1999
-----------------------------------
Alan P. Cohen

/s/ ANGELO MALAHIAS                   Director                               April 19, 1999
-----------------------------------
Angelo Malahias

/s/ MELVIN SHAROKY, M.D.              Director                               April 19, 1999
-----------------------------------
Melvin Sharoky, M.D.

                                 EXHIBIT INDEX

EXHIBIT     DESCRIPTION
---------   -------------------------------------------------------------------------------------------
 3.3        Certificate of Ownership and Merger of Cybear, Inc. (FL) with and into the Registrant
23.1        Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)
23.2        Consent of Arthur Andersen LLP
23.3        Consent of Director Nominee Betsy S. Atkins
23.4        Consent of Director Nominee Philip Gerbino
23.5        Consent of Director Nominee Martin Reid Stoller, Ph.D.
25.1        Power of Attorney (included on the signature page of this Registration Statement)
27.1        Financial Data Schedule (SEC use only)